UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

(Rule 14a-101)

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Securities Exchange Act of 1934

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Greer Bancshares Incorporated

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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March 30, 2007

Dear Shareholder:

We are pleased to enclose the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy Solicitation, Management’s Discussion and Analysis of Results of Operations and Financial Condition, and Annual Report with the Audited Report of Financial Statements for the year ended December 31, 2006.

Please read the Proxy Statement at your earliest opportunity and date, sign, and return the Proxy in the enclosed envelope whether or not you plan to attend the Annual Meeting.

We ask for your continued help and support, and as always, we welcome your comments and suggestions.

Sincerely,

David M. Rogers	R. Dennis Hennett	Kenneth M. Harper
Chairman, Board of Directors	Chief Executive Officer	President

Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Greer Bancshares Incorporated will be held on Thursday, April 26, 2007, at 3:00 p.m., local time, at the West Poinsett Street office of Greer State Bank, 1111 West Poinsett Street, Greer, South Carolina, for the following purposes:

1.	To elect two directors to hold office until the 2009 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, and to elect four directors to hold office until the 2010 Annual Meeting of Shareholders or until their successors have been duly elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

Only those shareholders of the Company of record at the close of business on March 16, 2007 are entitled to vote at the Annual Meeting or any adjournments thereof. A complete list of shareholders will be available at the Company’s offices prior to the meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EACH SHAREHOLDER IS REQUESTED TO DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID, RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors,

David M. Rogers
Greer, South Carolina	Chairman, Board of Directors
March 30, 2007	Greer Bancshares Incorporated

GREER BANCSHARES INCORPORATED

1111 West Poinsett Street

Greer, South Carolina 29650

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 26, 2007

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Shareholders to be held on Thursday, April 26, 2007 at 3:00 p.m., local time. The meeting will be held at Greer State Bank’s West Poinsett Street office, 1111 West Poinsett Street, Greer, South Carolina for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date of the mailing of this Proxy Statement and accompanying Proxy is March 30, 2007.

Who is Entitled to Vote; Other Voting Matters

The Board has set March 16, 2007 as the record date for the Annual Meeting. Only shareholders owning the Company’s common stock on that date will be entitled to vote at the meeting. At the close of business on that day, there were outstanding 2,475,749 shares of the Company’s common stock. Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting. In accordance with the Company’s Articles of Incorporation, cumulative voting will not be permitted.

The presence, in person or by proxy, of the holders of one third of the total number of shares of common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Since many shareholders cannot attend the meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

The election of directors will be determined by a plurality vote. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

Availability of Voting by Proxy; Revocability of Proxies

When you sign the proxy card, you appoint Mark S. Ashmore, Gary M. Griffin and Harold K. James, each of them individually, as your representatives at the meeting. Mr. Ashmore, Mr. Griffin and Mr. James will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Ashmore, Mr. Griffin and Mr. James will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters properly come before the meeting, Mr. Ashmore, Mr. Griffin and Mr. James will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

Solicitation of Proxies

The solicitation of proxies for our Annual Meeting is being made by the Board of Directors on behalf of the Company. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist, by telephone or otherwise, in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 30, 2006.

We are mailing our 2006 Annual Report along with this proxy statement. The annual report contains financial statements reflecting our financial position and results of operations at and for the three years ended December 31, 2006. The annual report, however, is not part of this proxy statement.

References

Throughout this document, we refer to Greer Bancshares Incorporated as “Greer Bancshares,” and its subsidiary, Greer State Bank, as the “Bank.” We refer collectively to Greer Bancshares and the Bank as “we” or the “Company.”

ELECTION OF DIRECTORS

Proposal 1 on the Proxy

General Information Regarding Election of Directors

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The Board of Directors is currently comprised of 10 directors; however, the board of directors is recommending the election of two additional directors to increase the number of directors to 12.

Shareholders will elect four nominees at the meeting to serve three-year terms, expiring at the 2010 annual meeting of shareholders, and two directors to serve two-year terms, expiring at the 2009 annual meeting. The two new directors are being elected for two-year terms instead of three-year terms in order to maintain the staggering of terms that provides for the expiration of one-third of the board members’ terms of service at each annual meeting. The directors will be elected by a plurality of the votes cast at the meeting. This means that the six nominees receiving the highest number of votes will be elected.

The board of directors recommends that you elect the six nominees identified below as directors. If you submit a proxy but do not specify how you would like it to be voted, Mr. Ashmore, Mr. Griffin and Mr. James will vote your proxy to elect these nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Ashmore, Mr. Griffin and Mr. James will vote instead for a replacement to be recommended by the Board of Directors.

Identification of Nominees

The following table sets forth information concerning the two persons nominated to serve two-year terms as directors, the four persons nominated to serve three-year terms as directors, and the directors continuing in office.

Name	Age	Position or Office with the Company	Director Since
Nominees for Two Year Terms Expiring in 2009
Steven M. Bateman	48	Director Nominee	N/A
Raj K. S. Dhillon	66	Director Nominee	N/A

Nominees for Three Year Terms Expiring in 2010
Walter M. Burch	65	Director	1988
Paul D. Lister	62	Director	1988
C. Don Wall	63	Director	1988
Theron C. Smith, III	58	Director	2000

Continuing Directors with Terms Expiring in 2008
Gary M. Griffin	52	Director	1992
Kenneth M. Harper	42	Director, President	2004
R. Dennis Hennett	64	Director, CEO	1988
David M. Rogers	52	Director, Chairman	1988

Continuing Directors with Terms Expiring in 2009
Mark S. Ashmore	50	Director	2002
Harold K. James	55	Director	1988

Experience of New Director Nominees

The following director nominees, who have not previously served as directors, have been engaged in their present occupations for at least five years.

Mr. Bateman is a Certified Public Accountant, with his own local practice since 1994.

Mr. Dhillon was a mechanical and industrial engineer, and managed the engineering department for Hoecht Celanese, from which he retired in 2002. He currently is involved in land development and owns and operates motels.

Experience of the Board of Directors

All directors have been engaged in their present occupations at least five years, except for Mr. Harper as indicated below.

Mr. Ashmore is President of Ashmore Bros., Inc./Century Concrete, a local paving company.

Mr. Burch was General Manager and Co-Publisher of The Greer Citizen, a local weekly newspaper, until September 30, 2006, when he sold his interest in the newspaper.

Mr. Griffin is Vice President of Mutual Home Stores, a group of retail stores in the Greenville-Spartanburg area.

Mr. Harper is President of Greer Bancshares and the Bank. Prior to joining the Company in July 2004, Mr. Harper served in various capacities with Carolina First Bank in Greenville, South Carolina.

Mr. Hennett is Chief Executive Officer of the Greer Bancshares and the Bank.

Mr. James is Vice President and Broker-in-Charge of the James Agency, a local insurance and real estate company.

Mr. Lister is a Certified Public Accountant, with a local practice.

Mr. Rogers is President of Joshua’s Way Inc., a local non-profit organization.

Mr. Smith is an optometrist, with a local practice.

Mr. Wall is a pharmacist and President of Professional Pharmacy, Incorporated, located in Greer.

GOVERNANCE OF THE COMPANY

Our business and affairs are managed under the direction of the Board of Directors (the “Board”) in accordance with the South Carolina Business Corporation Act of 1988 and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. The corporate governance practices that we follow are summarized below.

Director Independence

The Company utilizes the rules of the NASDAQ Stock Market (the “NASDAQ Rules”) for determining the independence of its directors. The NASDAQ Rules define specific relationships that would disqualify a director from independence. Based on the rules, we have conducted an evaluation of director independence, based primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships, including those relationships described under “Certain Relationships and Related Transactions.” As a result of this evaluation, we have affirmatively determined that each of our directors who served during 2006 who was not an executive officer of the Company was and is “independent” for the purposes of NASDAQ Marketplace Rule 4200. We likewise believe that our two director nominees who have not previously served on the Board, Steven M. Bateman and Raj K. S. Dhillon, are independent. Under the NASDAQ Rules, R. Dennis Hennett, our Chief Executive Officer and Kenneth M. Harper, our President, would not be considered independent because they are executive officers of the Company.

In connection with this evaluation, we considered that in addition to the Bank providing lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business, some directors and their affiliated entities provide services to the Company in the ordinary course of business. In particular, the following relationships were considered:

•

Carter, Smith, Merriam, Rogers & Traxler, P.A. provided professional legal services to the Company in 2006. David M. Rogers is an attorney with such firm. Mr. Rogers possesses no equity or voting interest in the firm, nor is he an officer thereof. The legal services provided to the Company were at prices and on terms comparable to those provided to the firm’s other clients.

•

Paul D. Lister is a registered investment adviser with Raymond James, through which the Bank’s wholly-owned subsidiary, Greer Financial Services Corporation, offers alternative investments to its customers. Mr. Lister refers prospective customers to Greer Financial Services, but does not receive any compensation for such referrals.

•	Walter M. Burch was, until September 2006, general manager and co-publisher of The Greer Citizen, a local weekly newspaper in which the Bank places advertising from time to time.

•

Harold K. James is a vice president and broker-in-charge of the James Agency, a local insurance and real estate company. The Bank has purchased property and casualty insurance coverage from Mr. James’ agency from time to time. Also, in 2006, the agency acted as a broker in the purchase by the Company of certain real estate. This transaction is described under “Certain Relationships and Related Transactions.”

The amounts paid or received in the business transactions or relationships described above did not exceed the thresholds contained in the NASDAQ Rules, and we do not believe that any other prohibitions or restrictions under the rules were otherwise implicated. Also, we determined that these transactions and relationships would not otherwise impair the directors’ independence.

With respect to determining the directors’ independence, we also considered the following family relationships:

•	David Rogers is married to the sister of Roger Sims’ wife. Mr. Sims is President of Greer Financial Services Corporation and an executive officer of the Company.

•	Walter M. Burch’s sister-in-law is the sister of Gary M. Griffin, who is also a director.

•	Gary M. Griffin is the brother-in-law of William S. Harrill, Jr., a senior vice president of the Bank. For the purposes of such rules, Mr. Harrill is not deemed an “executive officer” of the Company.

None of these relationships are precluded by the NASDAQ Rules on director independence. Further, we do not believe these relationships would otherwise impair the independence of the applicable directors.

Code of Ethics

The Board of Directors has approved a Code of Ethics for our directors and senior officers. The Code of Ethics addresses such topics as the ethical handling of actual and apparent conflicts of interest; full, fair, accurate, timely and understandable disclosure in SEC filings and other public communications; compliance with laws; prompt reporting of ethics violations; and adherence to the Code. The Code of Ethics supplements our personnel policy guidelines for ethical conduct applicable to all employees.

Meeting Attendance

Board and Committee Meetings

The Board of Directors held 12 meetings in 2006. All of the directors attended at least 75% of the aggregate of such Board meetings and the meetings of each committee on which they served.

Annual Meeting of Shareholders

Our policy regarding attendance by members of the Board of Directors at our annual shareholders’ meetings is that directors are expected to attend, unless there is an unavoidable conflict that prevents their attendance. Ten of our eleven directors serving at the time attended the annual meeting in April 2006.

Committees of the Board

Our Board of Directors has appointed a number of committees, including a human resources/compensation committee, corporate governance committee, and an audit committee.

Human Resources/Compensation Committee

Our human resources/compensation committee, which met five times in 2006, establishes and monitors our employee benefits program and personnel policies. The committee reviews annually the recommendations of executive management regarding administration of salaries and benefits costs. In 2006, the committee was comprised of Messrs. Ashmore (Chairman), James, Lister, Rogers and Smith. In addition, Mr. Hennett, as our Chief Executive Officer, and Mr. Harper, as our President, present recommendations from executive management and participate in discussions affecting the compensation of all employees, except themselves. The committee also administers our executive officer and director compensation plans. The 2006 Equity Incentive Plan is also administered by this committee, which decides awards of stock options to be granted to key employees.

The Committee does not have a written charter. In the past, in view of our size and the relative simplicity of our compensation programs, our Board did not deem a charter necessary. However, our Board will consider adoption of a written charter in 2007.

The human resources/compensation committee, including its processes and procedures for the consideration and determination of executive and director compensation, are discussed in more detail under “Executive Compensation—Compensation Discussion and Analysis.”

Corporate Governance Committee

Our corporate governance committee is responsible for issues relating to asset/liability management, technology and marketing. This committee also has the function of recommending to the Board nominees for election as directors. The current members of the corporate governance committee are Messrs. Griffin (Chairman), Burch, Rogers and Wall, each of whom is considered to be independent under the NASDAQ Rules.

The corporate governance committee adopted a formal charter in 2005. It was previously provided to our shareholders as an annex to our Proxy Statement for our 2006 Annual Meeting of Shareholders.

For directors previously elected by shareholders to serve on the Board and whose terms of service are expiring, the corporate governance committee considers whether to recommend to the Board the nomination of those directors for re-election for another term of service. The committee also considers whether to recommend to the Board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

Any shareholder may recommend the nomination of any person to serve on the Board. Our policy is to require a shareholder to submit the name of the person to the secretary of the Company in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”), had the nominee been nominated, or intended to be nominated, by the Board; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Any person recommended for nomination as a director must, according to South Carolina law, own not less than 100 shares of Company stock.

The corporate governance committee considers a number of factors in determining whether to recommend to the Board the nomination of any person for election as a director. While no single factor is determinative, the following factors are considered by the corporate governance committee in considering any potential nominee:

•	educational background;

•	work experience;

•	character;

•	business acumen;

•	ability to grasp business and financial concepts;

•	knowledge or experience related to banking or financial services;

•	previous service on boards (particularly of public companies);

•	willingness and ability to devote time and energy to the duties of a director;

•	a desire and ability to help enhance shareholder value;

•	reputation in the community;

•	whether the nominee has any history of criminal convictions or violations of SEC rules;

•	actual or potential conflicts of interest; and

•	any other factor that the committee considers relevant to a person’s potential service on the Board of Directors.

The Board of Directors also considers the foregoing criteria in determining whether to nominate any person for election by the shareholders.

In determining whether to nominate any person for election by the shareholders, the Board assesses the appropriate size of the Board of Directors, consistent with the Bylaws of the Company, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates for director recommended by the corporate governance committee. Candidates may come to the attention of the committee or Board through a variety of sources including, but not limited to, current members of the Board, shareholders, or other persons. The corporate governance committee and Board of Directors consider properly submitted recommendations by shareholders who are not directors, officers, or employees of the Company on the same basis as candidates recommended by any other person.

The Company does not pay a third party to assist in identifying and evaluating candidates.

The two nominees for director who have not previously served on our board, Steven M. Bateman and Raj K. S. Dhillon, were recommended to the committee by non-management directors and executive officers.

Audit Committee

The audit committee, which met five times in 2006, selects the Company’s independent auditors, determines the scope of the annual audit, determines whether the Company has adequate administrative, operational, and internal accounting controls, and determines whether the Company is operating according to established policies and procedures. The members of the audit committee are Messrs. Smith (Chairman), Ashmore, Lister and Wall.

The Board has adopted a formal Audit Committee Charter which establishes the audit committee and its responsibility for engaging a qualified CPA firm to audit the Company’s financial statements annually to be presented to the shareholders. The charter was previously provided to our shareholders as an annex to our Proxy Statement for our 2005 Annual Meeting of Shareholders.

It is our policy that the committee be comprised of outside directors, who will ensure that the Company’s internal audit function is independent of Company management and the audit is performed competently. Each of the members of our audit committee is considered “independent” under Rule 4350(d) of the NASDAQ Marketplace Rules. The Board of Directors has also determined that Mr. Lister, based on his qualifications, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Security Holders’ Communications with the Board

Any shareholder desiring to communicate with the board of directors, or with specific individual directors, may do so by writing to the secretary of the board, Theron C. Smith, III, at Greer Bancshares Incorporated, Post Office Box 1029, Greer, South Carolina 29652. The secretary has been instructed to promptly forward all such communications to the individual to whom the correspondence is addressed.

Compensation of Directors

The following table summarizes the compensation paid to our non-employee directors during 2006. Included are directors’ fees paid, the fair value of stock options awarded, earnings on deferred compensation, imputed interest relating to life insurance and premiums paid for long term care insurance. Beyond these, no other compensation was paid to any such director.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash ($) (1)	Option Awards ($) (2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Mark S. Ashmore	18,000	6,878	1,665	113	26,656
Walter M. Burch	19,500	6,878	—	580	26,958
Gary M. Griffin	19,500	6,878	7,443	252	34,073
Harold K. James	19,500	6,878	9,490	276	36,144
Paul D. Lister	19,500	6,878	25,538	441	52,357
David M. Rogers	23,400	6,878	18,838	228	49,344
C. Donald Wall	19,500	6,878	25,356	456	52,190
Theron C. Smith, III	19,500	6,878	—	468	26,846
Anthony C. Cannon (6)	6,000	6,878	2,125	26	15,029

[1]	Represents directors’ fees.
[2]

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R) with respect to a stock option grant of 1,500 shares to each non-employee director in 2006.

[3]

At December 31, 2006, our non-employee directors held options to purchase the following number of shares: Mr. Ashmore 1,500; Mr. Burch 1,500; Mr. Griffin 10,500; Mr. James 12,000; Mr. Lister 1,500; Mr. Rogers 6,000; Mr. Wall 12,000; and Mr. Smith 9,000.

[4]	Represents earnings on the deferred compensation balances of each director pursuant to our Directors’ Deferred Compensation Plan.
[5]	Reflects imputed income and amounts paid for premiums with respect to Bank-owned life insurance and long-term care coverage.
[6]	As previously disclosed, Mr. Cannon resigned April 27, 2006 as a result of his accepting employment requiring his relocation outside of the state of South Carolina.

Employee Directors

Our Chief Executive Officer, Mr. Dennis Hennett and our President, Mr. Kenneth Harper, also serve on our Board of Directors. In such capacity, they receive certain directors’ fees and participate in the Directors Deferred Compensation Plan. This compensation is treated under “Executive Compensation.”

Base Compensation

During 2006, all directors except the Chairman received $1,500 for each regular meeting of the Board of Directors. The Chairman of the Board of Directors received $1,800 for each regular meeting. In addition to the monthly fees paid, each director who was not an employee of the Company was paid a bonus of one month’s fee for service in 2006. Directors are not compensated for committee meetings or special board meetings.

Directors’ Deferred Compensation Plan

On October 19, 1995, we established a Deferred Compensation Plan for Directors or the “Directors’ Plan.” The purpose of the Directors’ Plan is to allow members of our Board of directors to defer receipt of some or all of the fees payable for their service as Directors. The effective date of the Directors’ Plan was January 1, 1996.

Each year, a director may voluntarily elect to defer some or all of these fees. Once a director elects to make a deferral, the Board will establish an unfunded deferred compensation account (the “Account”) for that participating director. The Account serves only to measure the amounts deferred and any earnings on deferred amounts. It is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Prior to the amendments discussed below, the Accounts had an annual rate of return equal to the percentage of the return on average equity for the Company’s fiscal year, provided that such rate of return could not be less than 7% nor greater than 12% in any year. A deferral election remains in effect for succeeding years unless the participating director amends or terminates his election. Prior to the amendments, payment of each Account would have begun at the earliest to occur of the following events: (i) the director reaching age 65; (ii) the director’s death; (iii) the director being terminated from the Board; or (iv) the director being designated as a Director Emeritus of the Board. A participating director may also apply for and receive, in the Board’s discretion, a lump sum payment from the Account in the event of an unforeseeable emergency.

Payment of the amounts in the Account will be paid in a lump sum or over a period of five, ten, fifteen, or twenty years under terms set forth in the Directors’ Plan. The method of payment must be elected at the time each director elects to participate in the Directors’ Plan. Title to and beneficial ownership of the assets in each Account will at all times remain with the Company. The Directors’ Plan is an unfunded arrangement, and any participating director (or beneficiary) is a general unsecured creditor of the Company for payment.

The Directors’ Plan may be terminated at any time upon a majority vote of our Board. If terminated, we will pay in a lump sum amount the entire balances in each Account to the participating directors on the sixtieth day following the date of termination.

On December 21, 2006, the Bank’s Board of Directors approved two sets of amendments to the Directors’ Plan. The first set of amendments, having an effective date of January 1, 2005, was made in an attempt to ensure that the Directors’ Plan would comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (including regulations, “Section 409A”). These changes included the following:

•	Elimination of the designation as “Director Emeritus” as a possible commencement event for payment of an Account;

•	Revision of the hardship provisions to comply with Section 409A’s rules governing distributions in case of unforeseeable emergencies.

•

Addition of a provision allowing for payment from an Account to cover any tax liability attributable to the inclusion of any portion of the Account in the participating director’s income due to a failure of the Directors’ Plan to comply with the provisions of Section 409A.

•

Restricting the circumstances under which benefits may be distributed upon termination of the Plan. Except in the described circumstances (which include termination following a change in control), termination of the Plan will not cause a distribution of benefits.

The second set of amendments, having an effective date of January 1, 2007, created a two-tiered deferred compensation system by categorizing all deferrals as either Tier 1 or Tier 2 deferrals.

Tier 1 deferrals: All fees deferred prior to January 1, 2007 will be considered Tier 1 deferrals. For every succeeding year, the first $9,000.00 of annual fees deferred by a director who has at least three (3) years of service on the Board (including service prior to January 1, 2007) will be considered Tier 1 deferrals. Any director participating in the Directors’ Plan as of December 31, 2006 will be eligible to make Tier 1 deferrals, regardless of length of service. The amounts in the Accounts comprised of Tier 1 deferrals will have an annual rate of return equal to 80% of our return on average equity for the previous year, provided that such rate of return shall not be less than 5% nor greater than 10% in any year.

Tier 2 deferrals: All fees deferred that do not qualify as Tier 1 deferrals will be considered Tier 2 deferrals. The amounts in the Accounts comprised of Tier 2 deferrals will have an annual rate of return equal to a floating rate equal to the Prime Rate as reported in the Wall Street Journal minus 3 percentage points.

These amendments also changed the Directors’ Plan to provide that after reaching age 65, a director may no longer defer receipt of fees. However, all fees previously deferred will continue to have the rates of return as provided above.

Directors’ Split Dollar Agreements

On August 24, 2000, in order to help finance the interest to be paid on the directors’ deferred compensation, we entered into separate Split Dollar Agreements with certain directors. The purpose of the Split Dollar Agreements was to encourage each director to remain in service to the Company.

Under the Split Dollar Agreements, the Company owns an insurance policy on each director’s life and maintains all ownership rights in such policy, except for those rights specifically granted to the director. All premiums due on the insurance policy will be paid by the Company. We agreed to pay each director a portion of the death benefits under his policy. Upon the director’s death, we will be the direct beneficiary of insurance proceeds equal to the greater of (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by the Company, less any outstanding indebtedness owed to the insurer; and (c) the total death proceeds less the “split dollar amount.” The “split dollar amount” means $100,000 increased by 4% on each successive yearly anniversary of each Split Dollar Agreement until the director’s termination of service. Any remaining insurance proceeds pass to the director’s designated beneficiary.

If a director’s service terminates prior to the date he reaches 72, other than following a change in control or on account of disability (as those events are defined in the Split Dollar Agreements), then the director will have no rights in the insurance policy. “Change of control” is defined as the acquisition by one person or entity of an aggregate of 50% or more of our outstanding voting common stock. If a director’s service terminates after he reaches age 72, we must maintain the insurance policy in full force and cannot amend or limit the director’s interest in it. We may, however, replace the insurance policy with a comparable one to cover the benefit provided under the Split Dollar Agreement.

The Company cannot sell, surrender or transfer ownership of an insurance policy while a Split Dollar Agreement is in effect without first giving the director the option to purchase the policy for a period of 60 days from written notice of our intention. In such event, the purchase price will be equal to the greater of the policy’s cash surrender value or the premiums paid (less any outstanding indebtedness owed to the insurer).

Income is imputed to the directors as required under applicable tax laws. The Company pays the directors an amount sufficient to cover any federal or state taxes payable that are attributable to the imputed income.

The Split Dollar Agreements may be terminated only by a written agreement signed by the director and the Company. However, termination will automatically occur upon a director’s termination of service prior to reaching the age of 72, other than following a change of control or a period of disability.

The following individuals are included in the plan:

	Initial Split Dollar Death Benefit	Projected Post- Retirement Death Benefit
Walter M. Burch	$100,000	$173,168
Gary Griffin	100,000	277,247
Harold K. James	100,000	246,472
Paul D. Lister	100,000	194,790
David M. Rogers	100,000	288,337
C. Don Wall	100,000	180,094

Option Grants Pursuant to Greer State Bank Directors Incentive Plan

On June 26, 1996, we adopted a Directors Incentive Plan to encourage ownership of our Common Stock by our Board members who are not employees of the Company. We refer to these directors as the “Outside Directors.” Directors who were also Company employees were not allowed to participate.

The Directors Incentive Plan provides for the grant of non-qualified options to purchase shares of our common stock. The initial amount of shares we were required to reserve for distribution was 45,000, subject to adjustment. In 2006, the maximum number was 52,745 shares of common stock. Beginning with the date of adjournment of the 1996 annual meeting and continuing yearly during the term of the Directors Incentive Plan, for every year where our return on average equity was 12% or more, each Outside Director was granted an option to purchase 1500 shares of common stock (subject to adjustment due to certain recapitalizations or reorganizations). No Outside Director may be granted options to purchase in excess of 15,000 shares. The option price is the fair market value of the shares of common stock subject to the option on the option’s grant date. Each option terminates ten years after its grant date (to the extent not exercised) unless earlier terminated due to termination of service as an Outside Director or death. Each option becomes exercisable six months and one day following its grant date.

In 2006, each of the following Outside Directors received options to purchase 1,500 shares of our common stock: Mark S. Ashmore, Walter M. Burch, Anthony C. Cannon, Gary M. Griffin, Harold K. James, Paul D. Lister, David M. Rogers, Theron C. Smith, III and C. Don Wall.

The Directors Incentive Plan provides that no options can be granted after ten years following its effective date. The last options were granted on April 26, 2006, as described above, at an exercise price of $25.50. The plan has now expired.

EXECUTIVE OFFICERS

The following persons are our executive officers:

Name	Age	Title	Bank Officer Since
R. Dennis Hennett	64	Chief Executive Officer of Greer Bancshares and the Bank	1988
Kenneth M. Harper	42	President of Greer Bancshares and the Bank	2004
J. Richard Medlock, Jr.	50	EVP & Chief Financial Officer of Greer Bancshares and the Bank	1988
Victor K. Grout	50	EVP & Commercial Banking Manager of the Bank	2005
Roger Sims	51	President – Greer Financial Services Corporation	1998

Business Experience of Executive Officers

Mr. Hennett has been Chief Executive Officer of Greer State Bank since the Bank’s inception in 1988, and Chief Executive Officer of Greer Bancshares since its formation in July 2001. He also served as President of the Bank from 1988 until Mr. Harper was named President in July 2004, and as President of Greer Bancshares from July 2001 until Mr. Harper was named President in January 2005. Mr. Hennett has served on the Company’s Board of Directors since 1988.

Mr. Harper was named President of the Bank in July 2004 and President of Greer Bancshares in January 2005. From 1995 until joining Greer State Bank, he served as a commercial lending officer, commercial banking manager, and executive vice president and market president at Carolina First Bank in Greenville, SC. Mr. Harper has served on the Company’s Board of Directors since July of 2004.

Mr. Medlock is an Executive Vice President and the Chief Financial Officer of the Bank and Greer Bancshares. He has been with the Company since 1988. From 1992 through December 2004, he was Senior Vice President and Chief Financial Officer of the Company. He was named an Executive Vice President in January 2005.

Mr. Grout is an Executive Vice President and Commercial Banking Manager of the Bank. He was hired by the Bank in 2005. From 2002 until joining Greer State Bank, he served as area commercial executive at National Bank of South Carolina and as a senior commercial lender at Branch Bank & Trust.

Mr. Sims is President of Greer Financial Services Corporation, which is an alternative investment subsidiary of Greer State Bank. He has been employed by Greer Financial Services Corporation since 1996.

Family and Other Relationships

The only family relationships among executive officers and directors are as follows:

•	David Rogers (director) is married to the sister of Roger Sims’ wife. Mr. Sims is President of Greer Financial Services Corporation and an executive officer of the Company.

•	A sister-in-law of Walter M. Burch (director) is the sister of Gary M. Griffin (director).

•	Gary M. Griffin is the brother-in-law of William S. Harrill, Jr., a senior vice president of the Bank.

None of the executive officers serve as directors of other for-profit companies.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.” Also, we refer to Greer Bancshares Incorporated as “Greer Bancshares,” its subsidiary, Greer State Bank, as the “Bank,” and to Greer Bancshares and the Bank collectively as “we” or the “Company.”

Human Resources/Compensation Committee

The human resources/compensation committee of our Board of Directors, which we refer to as the “Committee,” is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Committee seeks to insure that the total compensation paid to our executive officers is fair, reasonable and competitive.

In 2006, the Committee was comprised of five directors: Mark S. Ashmore (Chairman); Harold K. James, Paul D. Lister, David M. Rogers and Theron C. Smith, III. Every three years, our Board reviews and approves the appointment of directors to specific committees for three year terms. The current Committee members’ terms of service will expire in 2008. Committee members can be re-appointed to serve successive terms on the same committee.

The Chairman of the Committee establishes the agenda for Committee meetings, in consultation with our Chief Executive Officer and/or President. The schedule of all meetings for the Committee is usually established at the beginning of each year and distributed to all members of the Committee and our Board. The Committee schedules additional special meetings during the year as needed.

We have no written requirement that directors serving on the Committee be “independent.” However, all of the current members of the committee are considered “independent” pursuant to the NASDAQ Rules.

Our Chief Executive Officer, R. Dennis Hennett, and President, Kenneth M. Harper, typically meet with the Committee. They may present recommendations from executive management, present recommendations regarding employee compensation, and participate in discussions affecting the compensation of all employees except their own. Periodically, our Human Resources Officer, Rick Danner, also meets with the Committee to review employee performance and other personnel issues.

Compensation Consultants

Recognizing the need for independent, professional assistance in matters of executive compensation, the Committee has utilized a number of resources over the past several years. These resources include:

•	J. Timothy O’Rourke

President and CEO

Mathews, Young Management Consulting

Hillsborough, NC 27278

Mr. O’Rourke was retained several years ago to determine marketplace comparables in compensation for executive and senior officers of community banks within South Carolina and the Southeastern banking market.

•	David W. Jones

Principal

The Bankers Bank

Atlanta, Georgia 30339

We utilized the services of The Bankers Bank for the purpose of assisting with the design and implementation of our annual incentive compensation plans.

•	Glenn A. Blackwood

Managing Consultant

Clark Consulting

Wellington, Florida 33414

We utilized the services of Clark Consulting for periodic review of the appropriateness and ratings of insurance carriers/providers within our bank-owned life insurance or “BOLI” portfolio, to make periodic enhancements and/or additions to our BOLI portfolio, to assist with amendments to the Directors’ Deferred Compensation Plan, and to assist with development of salary continuation plans.

The Committee has used several salary survey resources to help it in formulating compensation practices. These included:

•	South Carolina Bankers Association

Annual Salary Survey

Columbia, SC

We participate in and subscribe to the SCBA Annual Salary Survey performed by Mathews, Young Management Consulting. The survey compiles salary and benefits data from the entire state of South Carolina and for virtually every job position within the banking industry, including exempt and non-exempt positions.

•	SNL Financial

SNL Executive Compensation Review

Charlottesville, Virginia 22902

Each year we purchase the SNL Executive Compensation Review for Banks and Thrifts with assets of less than $500 million published by SNL Financial. All the compensation data contained in this publication has been collected from proxy statements, offering circulars, and SEC filings in which public companies are required to report all compensation paid to each chief executive officer as well as up to the four highest compensated executive officers earning more than $100,000. Directors’ fees and other compensation and benefits offered are also reported in this publication.

•	Sheshunoff Information Services, Inc.

Austin, Texas 78704

Prior to 2001, we subscribed to the Bank Executive and Director Compensation Survey published by Sheshunoff Information Services and Thomson Financial. This survey compiled national data by asset size ranges on compensation and benefits for executive and senior officers in the banking industry.

Role of Executives in Establishing Compensation

The Committee typically meets in November of each year to receive information and recommendations from our Chief Executive Officer, our President and our Human Resources Officer regarding performance and compensation issues. At this meeting, the Committee:

•	reviews our year-to-date financial performance relative to our budgeted goals for the year;

•	receives updates on employee performance and recommendations, if any, for promotions;

•	receives recommendations for annual percentage payroll increases; and

•	receives tentative recommendations for annual incentive compensation awards, if any, based on our financial performance and an officer’s individual performance year-to-date.

Final incentive compensation awards are then determined in January of the following year when the Company’s financial performance for the previous year is determinable.

Our Chief Executive Officer and President typically attend meetings of the Committee, where they routinely present data and make recommendations on compensation matters affecting directors and employees. However, they do not participate in meetings or make any recommendations regarding their own compensation.

Our Human Resources Officer is responsible for implementation of the Company’s salary administration program. He conducts an annual personnel audit of each department and makes sure job descriptions are kept current, including those of the named executive officers, and that such descriptions accurately describe what employees are actually doing on the job. The Human Resources Officer also makes initial recommendations to the Committee as to which salary grades should be assigned to various positions. The Human Resources Officer supports the Committee administratively. He also participates in salary surveys on behalf of the Company and is responsible for obtaining compensation survey information for our use in setting employee compensation.

Committee Activity

During 2006, the Committee met five times. The Committee also met in January 2007 to consider and finalize 2006 incentive compensation. Among other things, the Committee:

•

gave final approval for the total incentive bonuses to all exempt and non-exempt employees, and also recommended and approved specific incentive compensation bonus payments to the Chief Executive Officer and President for 2006;

•	approved an incentive compensation plan for select officers of the Company and corporate-wide target goals which were incorporated into specific individual incentive plans;

•	approved amendments to the Employee Policy and Procedures Manual;

•	approved granting of stock options to certain employees other than the named executive officers;

•	approved the promotion of certain executive employees;

•	approved amendments to the Bank’s 401(k) plan;

•	approved the 2007 target incentive goals and annual incentive compensation for the Chief Executive Officer, President and other officers;

•	approved an average cost of living increase for employees for 2007; and

•	received other miscellaneous reports.

Objectives and Design of Compensation Programs

Compensation Philosophy

Our compensation philosophy has been designed with the following general principles in mind:

•	Recruitment: We seek to provide compensation that attracts well-qualified banking professionals in an increasingly competitive environment.

•	Retention: We seek to provide compensation that is appropriate and structured to retain well-qualified banking professionals. Our compensation practices also seek to provide for career progression.

•	Reward: We seek to provide compensation that motivates employees to perform well and that offers incentives for excellent performance.

•

Interest of Shareholders: We seek to provide compensation that will align the named executive officers’ interests with the long-term interest of the shareholders. We believe that a portion of the named executive officers’ total compensation should be equity-based, serving to align named executive officer and shareholder interests and provide proper motivation for enhancing shareholder value.

•

Retirement: We seek to provide benefits that will aid eligible employees upon retirement. In addition, the Company, on occasion, has provided additional retirement benefits for key senior officers who have longer terms of service.

•

Market Reality: The banking industry is a competitive industry when it comes to the recruiting and retention of well-qualified banking professionals. In the end, the marketplace often dictates the compensation and benefits that are necessary to retain and properly reward a talented professional.

Primary Objectives and Design of Compensation Program

Our compensation program for executive officers is intended to achieve those broad objectives discussed under “Compensation Philosophy” above. More specifically, our executive compensation program has been designed to achieve three primary objectives: (1) to reward current corporate and individual performance through salary increases and opportunities for cash incentive bonuses; (2) to reward long-term corporate individual performance by granting executives stock options, restricted stock (in limited cases) and stock appreciation rights; and (3) to provide retirement benefits commensurate with our competitors in the form of our salary continuation plan, 401(k) plan and deferred compensation plan. The amounts and types of compensation paid in 2006, as described in detail below beginning with the “Summary Compensation Table,” fit into our overall compensation objectives by achieving these three primary objectives.

We do not target any specific relation between an executive’s cash and non-cash compensation. However, we believe executives have the potential to earn a substantial portion of their total compensation from equity compensation. Our executive compensation program focuses our executive officers on enhancing shareholder value through their successful long-term strategic management. In addition to our incentive cash bonus program, we do this by providing executive officers with ownership interests in our Company in the form of stock options, and on a more limited basis restricted stock. Since the ultimate value of the stock made available through these awards depends on the Company’s success, these equity awards provide executive officers continuing incentives to increase shareholder value after the award is granted. Restricted stock provides compensation to the executive if the Company’s stock maintains its value, and increased compensation if the value of the Company’s stock increases. By contrast, an executive obtains compensation from stock options only if the value of our stock increases from the date of grant.

Our equity compensation awards are also structured to retain our executives. Stock options typically vest over five years, though the Board has, at times, approved other vesting schedules.

In 2004, we entered into a Stock Appreciation Rights Agreement with our Chief Executive Officer, R. Dennis Hennett. The agreement does not entail the granting of any shares of common stock or other equity interest to Mr. Hennett. However, like stock options and restricted stock, benefits are tied to the performance of the Company. As described in more detail below in this compensation disclosure and analysis and under “Other Compensation Plans—Stock Appreciation Rights Agreement,” compensation under the Stock Appreciation Rights Agreement is based upon increases in the book value of the Company (as defined in the Stock Appreciation Rights Agreement) and the meeting of a minimum target return on equity rate of 12 percent.

Each of our named executive officer’s total compensation packages further includes benefits under our salary continuation plan, and for certain named executive officers who also serve as directors, our deferred compensation plan. These plans supplement the benefits available under our broad-based 401(k) plan, and foster the retention and stability of our executive management team. Generally, benefits under the salary continuation plan vest over ten years. The deferred compensation plan allows participation by directors after 30 days service on the Board, and participation terminates when the director ceases to serve as director for any reason. Upon a termination for cause, named executives participating in the salary continuation plan will receive no benefits.

In addition to our retirement plans, we provide change-in-control severance benefits and protections under the various plan agreements which we have entered into with our directors, as well as our executive and certain other officers. These change-in-control provisions generally require that two events occur prior to these provisions becoming applicable (i.e., they are “double trigger” provisions): an event effecting a change-in-control and termination of the director or officer. These change-in-control provisions are discussed in the following sections: “Compensation of Directors—Directors’ Deferred Compensation Plan,” and “—Directors’ Split Dollar Agreements,” “Retirement Plans—Salary Continuation Agreements” in this compensation discussion and analysis below, “Other Compensation Plans—Stock Appreciation Rights Agreement,” and “Employment Agreements with Our Executive Officers—Employment Agreement with Kenneth M. Harper.”

We have entered into employment agreements with two of our named executive officers: R. Dennis Hennett, our Chief Executive Officer, and Kenneth M. Harper, our President. These agreements generally provide that Mr. Hennett and Mr. Harper are “at-will” employees of the Company who can be terminated in the Company’s discretion for any reason or for no reason. They receive an annual salary, plus bonuses and other perquisites. The details of these employment agreements are discussed below in “Employment Agreements with our Executive Officers.”

Determination of Specific Compensation

The Committee, in implementing our compensation program, must determine the level and composition of compensation for our named executive officers. The factors it considers include, but are not limited to, the following: (1) the Company’s financial performance as compared to the performance of other comparable financial institutions; (2) the individual named executive officer’s level of responsibility within our organization; and (3) competitive compensation data. In addition, the Committee considers our financial performance for the current year, including the business plan containing the financial performance goals measured primarily in terms of earnings per share, asset and loan growth, asset quality, return on assets and return on shareholders’ equity. The Committee also considers the financial budget for the upcoming year and the Company’s five year strategic plan, as updated. While all of these factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Company’s performance during the previous year as compared to the internally-established goals. Although the Committee reviewed a number of objective factors as described in this compensation discussion and analysis in setting executive compensation for 2006, the final decision of the Committee was based on a subjective determination.

Benchmarking of Compensation

We do not utilize specific benchmarks for establishing the compensation of our named executive officers. However, the Committee does use several resources to structure the compensation of our executive officers and to verify that such compensation is in line with that paid by our competitors. These resources include, as discussed above, the annual salary survey of all officers of the South Carolina Bankers Association and all senior officers from the SNL Executive Compensation Review. Also as discussed above, the Company periodically uses the services of compensation consultants to assist it in establishing appropriate compensation practices.

Elements of Compensation

For the fiscal year ended December 31, 2006, the principal components of compensation for our named executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

While each of these elements has a purpose and may have a different relative value to the total, a significant portion of the total compensation package is highly dependent on our financial success. For 2006, the mix of the base salary, annual cash incentive awards, and long-term incentives is represented in the following table:

Name	Base Salary (% of Total Compensation)	Annual Incentive Compensation (% of Total Compensation)	Annual Long Term Incentive Compensation (% of Total Compensation)
R. Dennis Hennett	56.5%	12.2%	8.5%
Kenneth M. Harper	69.1%	17.0%	—
J. Richard Medlock, Jr.	72.7%	16.2%	—
Victor K. Grout	66.8%	15.1%	—
Roger S. Sims	53.2%	43.2%	—
E. Pierce Williams, Jr.	84.1%	0.3%	—

Base Salary

We believe base salary should serve the dual purpose of attracting and retaining the named executive officers, as well as guaranteeing them a competitive level of base compensation. During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by outside sources, including consultants;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

The Committee has previously approved a Job Grades and Salary Ranges structure, which was last revised as of November 2005. This document serves as a guide to assist management and the Committee in establishing appropriate salaries for specific employees, including named executive officers. Under our system, each position within the Bank has a job grade. In determining the proper job grade, several experienced managers within our organization, including the Human Resources Officer, compare the various positions in the Bank. Current industries survey data is analyzed. As a result of this analysis, all jobs are ranked, from the highest paid executive position to the lowest paid entry level job. The Committee then assigns a grade to each position and a pay scale is established. Each pay grade has a minimum, midpoint, and a maximum. Only for good cause will a person be paid a base salary that is either below the minimum or above the maximum of that person’s grade. Salary surveys are used extensively to establish the competitiveness of our salary scales compared to other financial institutions. The results from these surveys are used to periodically update the minimum, midpoint and maximum salaries for each grade at such times as the Committee deems appropriate.

Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of our executive officers are based on the Committee’s assessment of the individual’s performance. During fiscal 2006, the following salary increases were granted to our named executive officers:

Hennett	5.56%
Harper	9.95%
Medlock	8.00%
Grout	3.33%
Sims	23.08%
Williams	3.09%

These increases were awarded in recognition of contribution to achievement of corporate strategy and objectives, and commensurate with the scope of individual work functions.

Directors’ Fees

Two of our named executive officers, Dennis Hennett and Kenneth Harper, also serve on our Board. As discussed in more detail above under “Compensation of Directors,” they received directors fees of $1,500 for each regular meeting of the Board during 2006. As with non-employee directors, Messrs. Hennett and Harper are not compensated for committee meetings or special board meetings.

Performance-based Incentive Compensation

In February 2006, the Committee approved an Incentive Compensation Plan that provides incentive cash compensation for senior management, including the named executive officers. The plan also encompasses departmental managers and line production personnel, including branch managers, consumer lenders, and commercial lenders. The plan establishes payout target levels for different levels of employees, assuming that the approved, budgeted financial targets are achieved for the year. If the budgeted goals are not reached, incentive compensation is appropriately prorated.

The Incentive Compensation Plan established the following target goals and objectives for the Company in 2006:

Earnings per share:		$1.26
Net Income:		$3,200,000
Net Asset Growth:	Reaching $	352,000,000
Return on Average Equity:		14.50%

Pursuant to the Incentive Compensation Plan, goals for participants in the plan are established by participants’ managers and are approved by the President or Chief Executive Officer. The primary goals for each of the named executive officers were approved by the Committee. Individual goals were aligned with overall corporate strategies. Individual goals were weighted heavily (approximately 65%) for all of the participating named executive officers toward achievement of the financial performance goals described above. Subjective criteria constituted a lesser amount (approximately 35%) of the individual’s goals. These subjective criteria included maintenance of a satisfactory credit rating and overall management effectiveness. In the case of Mr. Medlock, one such criterion included management of effective compliance with certain Board-approved policies. As a result, the Committee was called on to exercise some discretion with respect to confirming the achievement of these subjective criteria.

Because 2006 was the first year that the Committee approved the Incentive Compensation Plan, executive management phased in this plan, applying it to select employees, including the named executive officers. Incentive compensation performance payments were approved based upon actual Company performance related to target goals, with additional consideration given to the degree of management effectiveness. In the case of Mr. Grout, personal and team production and credit quality relative to stated goals and standards were evaluated as well.

Compared to the plan’s targets, actual net income for 2006 totaled $3,152,806, or 98.5% of the total. Earnings per share and return on equity were $1.28 and 14.90%, respectively, both in excess of targeted levels. Total assets grew to $359,652,000 at December 31, 2006, compared to the goal of $352,000,000.

Incentive compensation payments were based upon comparison of actual Company performance to established threshold, target and stretch levels of achievement. Performance payments were made according to individual and team contribution achievement, and were based upon a percentage of base compensation. For 2006, incentive compensation payouts were approved by the Committee at the following levels:

Participant	Base 2006 Compensation	2006 Incentive Payment	Payout Percentage
R. Dennis Hennett, CEO	$190,000	$45,000	23.6%
Kenneth M. Harper, Pres.	$165,000	$45,000	27.3%
Victor K. Grout, EVP	$124,000	$28,000	22.5%
J. Richard Medlock, EVP	$108,000	$24,000	22.2%

Roger S. Sims, the President of Greer Financial Services Corporation, does not participate in the Incentive Compensation Plan. Instead, he has an individual incentive compensation plan based on the profitability of Greer Financial Services Corporation. Pursuant to a formula, he receives as incentive compensation a percentage of the net income of our alternative investments unit. We believe this incentive compensation arrangement is aptly tailored to the nature of the broker-dealer services offered through Greer Financial Services Corporation, which provides Mr. Sims with appropriate incentive to increase the profitability of this Bank unit.

Long-Term Incentive Compensation

We grant long-term incentive compensation awards to emphasize long-term results and align the named executive officers’ and our shareholders’ interests. These awards include equity awards, consisting of stock options and restricted stock awards. Stock options are the primary equity incentive utilized, with grants having been made under our 2005 Equity Incentive Plan and other predecessor stock option plans. The Committee believes that the granting of stock options assists the Company by:

•	enhancing the link between the creation of shareholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.

Stock Options. Options are awarded at the closing price of the Company’s common stock as reported on the OTC Bulletin Board on the date of grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. We try to make stock option grants at times when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. In the 2006 fiscal year, the Committee did not elect to grant any stock options to the named executive officers.

Restricted Stock. Individual grants of restricted stock are utilized by the Committee more sparingly. Recent grants included the award of 200 shares of our common stock to Kenneth M. Harper, our President, in September of 2004 in conjunction with his employment agreement upon joining the Company. In addition to compensatory purposes, the grant permitted Mr. Harper to comply with state regulatory stock ownership requirements for a director. Also in 2005, Sandra Burdette, our former Chief Operations Officer, was granted 2,500 shares of common stock as a part of her retirement package. No shares of restricted stock were awarded in the 2006 fiscal year.

Stock Appreciation Rights. In 2004 we entered into a Stock Appreciation Rights Agreement with our Chief Executive Officer, R. Dennis Hennett. Pursuant to the agreement, Mr. Hennett was granted an initial award of 19,750 shares of “phantom stock.” These shares of phantom stock represent a hypothetical number of shares of common stock. However, under the agreement, he does not receive any actual shares of stock. Rather, the shares of phantom stock give Mr. Hennett the right to participate in an increase in the book value (as defined in the agreement) of our common stock. The payout under the agreement will occur upon Mr. Hennett’s retirement or upon such other events as death, disability or separation from employment. In 2006, the benefits which accrued to Mr. Hennett totaled $31,192. Also pursuant to the agreement, Mr. Hennett was granted an additional 19,750 shares of phantom stock on January 1, 2007 as a result of the Company achieving a return on equity in excess of the 12% threshold.

The stock appreciation rights serve not only as incentive based compensation for Mr. Hennett, but were also instituted in order to provide him with a future retirement benefit. The Stock Appreciation Rights Agreement is described in more detail under “Other Compensation Plans—Stock Appreciation Rights Agreement.”

Stock Ownership Guidelines. The Committee believes that stock ownership by management is beneficial in aligning the interests of management and the shareholders of the Company. However, our executive officers have not been required to maintain a minimum ownership interest in the Company, nor have any ownership guidelines been issued. The Committee believes that our grants of stock options and restricted stock have provided our executive officers with adequate ownership interests in the Company. Further, as set forth in “Securities Ownership of Certain Beneficial Owners and Management,” our named executive officers have retained a significant portion of the equity interests they have been granted under our equity incentive compensation programs.

Retirement Plans

Salary Continuation Agreements. Since 1997, we have entered into a number of Salary Continuation Agreements with executives. The purpose of the agreements is to provide retirement benefits and encourage the employees to remain with us, as the executives are members of management who contribute materially to our continued growth, development and future business success. Among the executives with whom we have entered into Salary Continuation Agreements are R. Dennis Hennett, Kenneth M. Harper, J. Richard Medlock, Jr., and E. Pierce Williams, Jr. The general terms of the agreements are discussed below with respect to those for Messrs. Hennett, Medlock, and Williams. The terms of Mr. Harper’s Salary Continuation Agreement are described separately.

Lifetime Benefits (General)

If employment terminates on or after the executive reaches age 65 for any reason other than death, then he or she will be entitled to a monthly payment for 180 consecutive calendar months following such termination. The amount of the monthly payment is set forth in the further discussion of the Salary Continuation Agreements under “Pensions and Deferred Compensation—Pension Benefits: Salary Continuation Agreements.” This benefit is considered the executive’s normal retirement benefit.

If employment terminates between the first day of the month after completion of ten years of service with the Company and the date the employee reaches age 65, before a change of control (defined below) occurs, and for reasons other than death or disability, then we will pay a formula-derived early retirement benefit. The benefit is calculated as the amount set forth in a vesting schedule for the plan year (defined as the twelve-month period beginning on November 1 and ending October 31, commencing on November 1, 1997) completed immediately prior to termination, which amount is increased pursuant to the following formula:

•	the amount set forth in a vesting schedule (attached to the agreement) for the plan year in which termination occurred; minus

•	the amount set forth in the vesting schedule for the plan year completed immediately prior to termination; multiplied by

•	a fraction, where the numerator is the number of months of service completed since the plan year completed immediately prior to termination and where the denominator is 12.

We will pay this amount in 180 consecutive monthly installments, beginning on the first day of the month after the employee reaches age 65.

If employment terminates because of disability before the employee reaches age 65, we will pay the amount set forth in the vesting schedule for the plan year completed immediately prior to termination. This amount can be paid, in our discretion, either in a lump sum payment within 60 days following termination or in 180 consecutive monthly installments. If we elect to pay in monthly installments, interest will accrue on the unpaid balance at an annual rate of 8%, compounded monthly.

If employment terminates before the employee reaches age 65, other than by reason of death or disability, but after a change of control, then we will pay the value of the normal retirement benefit in a lump sum present value payment based on an 8% discount rate, due within 60 days following termination. Change of control is defined as (1) the acquisition within a twelve month period of an aggregate of 50% or more of our then outstanding securities; (2) consummation of a merger, sale, acquisition or liquidation of all or substantially all of our assets or outstanding stock; or (3) the occurrence of any other event that our Board of Directors determines affects control of the Company, as evidenced by an adopted resolution to that effect.

Lifetime Benefits of Kenneth M. Harper

If Mr. Harper’s employment terminates on or after he reaches age 65, for any reason other than death, then he will be entitled to $50,000.00 annually, paid in equal monthly installments following such termination, for a period of 15 years. This benefit is considered Mr. Harper’s normal retirement benefit.

If Mr. Harper’s employment terminates before he reaches age 65, for reasons other than death, disability, termination for cause, or following a change in control (as defined above), we will pay an early retirement benefit. The benefit would be calculated as the amount set forth in a vesting schedule for the plan year (defined as the twelve-month period beginning on November 1 and ending October 31), where Mr. Harper becomes 10% vested in the total benefit for each plan year until he becomes 100% vested. We will pay the calculated benefit in 180 equal consecutive monthly installments, beginning on the first day of the month after Mr. Harper reaches age 65.

If Mr. Harper’s employment terminates because of disability before he reaches age 65, we will pay the amount set forth in the vesting schedule for the plan year during which termination occurs. We will pay the benefit in 180 equal consecutive monthly installments, beginning on the first day of the month following termination.

If Mr. Harper’s employment terminates following a change in control, we will pay the benefit determined by vesting him in 100% of the normal retirement benefit described above. We will pay the benefit in a lump sum present value payment based on the discount rate then in effect within 60 days following termination.

Death Benefits (General)

If the employee dies while employed with the Company and he or she has completed at least ten years of service, and before he or she has exercised any of the lifetime benefits set forth above, then we will pay to the executive’s beneficiary the normal retirement benefit beginning on the first day of the calendar month following the date of death. If the executive dies after he or she has begun receiving the lifetime benefit payments described above (but before receipt of all such payments), then we will pay the remaining benefits to the executive’s beneficiary at the same time and in the same amounts that the benefit would have been paid to the executive had he or she survived.

Death Benefits of Kenneth M. Harper

If Mr. Harper dies while employed with the Company, but before he has exercised any of the lifetime benefits set forth above, then we will pay a benefit calculated based on either the accrual balance (for the first ten years of service) or the normal retirement benefit (after completion of ten years of service). “Accrual balance” is a defined term in Mr. Harper’s Salary Continuation Agreement. We will pay the benefit in 180 equal consecutive monthly installments, beginning 30 days after the date of death.

If Mr. Harper dies after he has begun receiving the lifetime benefit payments described above (but before he has received all such payments), then we will pay the remaining benefits to his beneficiary at the same time and in the same amounts that the benefit would have been paid to Mr. Harper had he survived.

If Mr. Harper dies after termination of his employment, but prior to commencement of benefit payments, then we will pay the same benefit payments to his beneficiary to which he would have been entitled, except that the payments will commence within 30 days after the date of death.

Other provisions applicable to all Salary Continuation Agreements

If we terminate employment for gross negligence or gross neglect of duties prior to a change of control; conviction of a felony; or fraud, disloyalty, or willful violation of any law or material Company policy, then no payments or benefits under the Salary Continuation Agreements will be due. No payments or benefits will be due if the employee makes any material misstatement of fact on any application for life insurance we purchase in connection with the Salary Continuation Agreements.

The Salary Continuation Agreements contain covenants providing that the employees will not compete with us while employed or while they are receiving any benefit under the Salary Continuation Agreements. If an employee violates the covenant, all benefits are forfeited.

If the Salary Continuation Agreements are terminated, then (with the exception of Mr. Harper) the employees will be vested in the disability benefit as described above as if the Salary Continuation Agreement were terminated because of disability. If Mr. Harper’s Salary Continuation Agreement is terminated prior to a change in control, then we will pay his early retirement benefit described above in a lump sum within 60 days following termination. If Mr. Harper’s Salary Continuation Agreement is terminated after a change in control, then we will pay the change in control benefits described above within 60 days following termination.

With the exception of Mr. Hennett and Mr. Harper, no benefits will be paid to any employee under the Salary Continuation Agreements if employment terminates prior to the employee completed ten years of service with the Company.

The Salary Continuation Agreements are unfunded arrangements, and the executives and any beneficiaries are general unsecured creditors of the Company for payment of benefits. In most cases, we have procured life insurance in order to fund the benefits. Any insurance on the executives’ lives that we may obtain in connection with the Salary Continuation Agreements are general assets of the Company to which the executive and any beneficiaries will have no preferred or secured claim.

We anticipate that amendments will be made in the near future to the Salary Continuation Agreements, the purpose of which will be to attempt to ensure compliance with Section 409A of the Internal Revenue Code, as amended (including regulations, “Section 409A”). The amendments are expected to include the following:

•

Revision of the definitions of “termination of employment” and “change of control” to comply with those definitions used in Section 409A. Under Section 409A’s definition, one of three events (or a combination thereof) will constitute a change of control:

¡	Change in the ownership of the Company: Occurs on date that any one person or entity acquires ownership of more than 50% of the total fair market value or total voting power of the Company’s stock.

¡

Change in the effective control of the Company: Occurs only on the date that either (i) any one person or group acquires during a twelve-month period ownership of 35% or more of the total voting power of the Company’s stock; or (ii) a majority of members of the Company’s Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board prior to the date of the appointment or election; or

¡

Change in the ownership of a substantial portion of the assets of the Company: Occurs on the date that any one person or group acquires (or has acquired during the preceding twelve months) Company assets that have a total gross fair market value of 40% or more of the total gross fair market value of all of the Company’s assets.

•

Restricts the circumstances under which benefits may be distributed to an employee upon termination of the Salary Continuation Agreement. Except in the described circumstances, benefits are no longer payable upon the Salary Continuation Agreement’s termination.

•

Requires us to withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A, from the benefits provided. The Company also must satisfy all applicable reporting requirements, including those under Section 409A.

401(k) Plan. Greer State Bank also maintains a defined contribution 401(k) plan for eligible employees of the Company. The 401(k) plan was adopted in 1992. Employees are eligible to participate in the plan upon attaining age 21and completing 90 days of service. Eligible employees may contribute up to six percent of their pay into the plan on a pre-tax basis. Highly compensated employees, including the named executive officers, are limited to contributing no more than six percent of their pay up to statutory limits ($15,500 in 2007), but subject to future cost of living increases. The Bank matches the employee’s contributions on a dollar for dollar basis for the first three percent of pay the employee contributes, and fifty cents on the dollar for the next two percent of pay the employee contributes. A six year vesting schedule applies to matching contributions; however, the Board decides each year whether to apply the “safe harbor” provision, through which immediate vesting occurs. Employees who are age 50 or older by the last day of the year may contribute an additional $5,000 (subject to future cost of living increases) to the plan if they first contribute the maximum allowed. All contributions to the plan must pass various discrimination tests.

Non-qualified Deferred Compensation. As described above under “Compensation of Directors—Directors’ Deferred Compensation Plan,” our directors may participate in our Directors’ Deferred Compensation Plan established in 1995. As directors, Mr. Hennett and Mr. Harper may participate in the plan. Under the plan, participants may defer the payment of Board fees and earn interest at a rate equal to the Company’s return on average equity (with a minimum interest rate of five percent and a maximum of ten percent for Tier I deferrals, and the prime interest rate minus three percent for Tier II deferrals.) Except for certain extraordinary events, payments of the deferred amounts and earnings will be made upon a participant reaching age 65. Accordingly, the purpose of providing the deferred compensation benefit to our Chief Executive Officer and President is to retain the continued service of these officers, and grant them a tax effective retirement benefit.

Perquisites and Other Personal Benefits

Perquisites. We provide our executives with certain perquisites that the Committee believes are reasonably consistent with our overall compensation program and are attractive components of the total pay package in hiring and retaining executives in key positions. Many, if not all, of these benefits, such as automobile expenses, are related to the performance by the named executive officer of his duties. The Committee periodically reviews the level of perquisites provided to the named executive officers. These perquisites are described in footnote 5 to the “Summary Compensation Table.”

Other Personal Benefits. The Bank provides a death benefit of $35,000 on life insurance to Mr. Williams and Mr. Grout.

Tax and Accounting Implications

Deductibility of Executive Compensation

We intend for all incentive compensation paid to the named executive officers to be fully deductible for federal income tax purposes. Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring the compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation and the performance-based requirements of Section 162(m). The Committee believes that compensation paid under the current management incentive programs is generally fully deductible for federal income tax purposes.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, we believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Accounting for Stock-based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS Statement 123(R).

Adjustments to Incentive Compensation as a Result of Financial Statement Restatements

The Committee will consider adjusting future awards or recovering past awards in the event of a material restatement of the Company’s financial results. If, in the exercise of its business judgment, the Committee believes that it is in the Company’s best interest to do so, the Committee will seek recovery or cancellation of any bonus or other incentive payments made to an executive on the basis of having met or exceeded targets during a period of fraudulent activity or a material misstatement of financial results where the Committee determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in such performance targets being achieved and which would not have been achieved absent such misconduct.

Compensation Committee Report

The human resources/compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Human Resources/Compensation Committee

Mark S. Ashmore, Chairman

Harold K. James

Paul B. Lister

David M. Rogers

Theron C. Smith, III

Compensation Committee Interlocks and Insider Participation

The Company’s human resources/compensation committee in 2006 was comprised of Mark S. Ashmore (Chairman), Harold K. James, Paul D. Lister, David M. Rogers and Theron C. Smith, III. No person who served as a member of the committee during 2006 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by the regulations of the SEC. Also, there were no compensation committee “interlocks” during 2006, which generally means that no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a director or member of the human resources/compensation committee of the Company.

R. Dennis Hennett, the Company’s Chief Executive Officer, and Kenneth M. Harper, the Company’s President, presented recommendations from executive management and participated in discussions affecting the compensation of all employees except their own.

Summary Compensation Table and Grants of Plan-based Awards

The following table summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2006. Our “named executive officers” include our Chief Executive Officer, Chief Financial Officer, our three most highly compensated executives (other than our Chief Executive Officer and Chief Financial Officer) at year end, and certain former executive officers who served during 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
R. Dennis Hennett, CEO	2006	208,000	(1)	—	76,192	(2)	64,864	(3)(4)	19,319	(5)	368,375
Kenneth M. Harper, President	2006	183,000	(1)	—	45,000	(6)	10,424	(3)(4)	26,356	(7)	264,780
J. Richard Medlock, Jr. CFO	2006	108,000		—	24,000	(6)	11,435	(3)	5,060	(8)	148,495
Victor K. Grout, EVP	2006	124,000		—	28,000	(6)	—		33,490	(9)	185,490
Roger S. Sims, President – GFSC	2006	80,000		—	65,000	(10)	—		5,400	(8)	150,400
E. Pierce Williams, Jr. SVP(11)	2006	98,333		4,000	—		10,425	(3)	4,213	(8)	116,971

[1]	Includes directors’ fees of $18,000 paid to each of Mr. Hennett and Mr. Harper.
[2]

This amount represents the accrual of $31,192 for 2006 under the Stock Appreciation Rights Agreement for Mr. Hennett, and a cash payment of $45,000 earned in 2006 under the Company’s Incentive Compensation Plan.

[3]

This amount represents the aggregate change in the present value of the accumulated benefit in the executive’s salary continuation plan. For Mr. Hennett the amount was $55,875, for Mr. Harper the amount was $9,329, for Mr. Medlock the amount was $11,435, and for Mr. Williams the amount was $10,425.

[4]	Includes $8,989 and $1,095, respectively, for Mr. Hennett and Mr. Harper for earnings in 2006 on their directors’ deferred compensation account.
[5]	Includes a car allowance of $7,200, 401(k) employer match of $9,451 and premium for disability insurance totaling $2,668 for Mr. Hennett.
[6]	The amount disclosed represents a cash incentive payment based on attainment of goals under the Company’s Incentive Compensation Plan.
[7]	Includes a car allowance of $12,000, 401(k) plan employer match of $8,536, country club dues of $4,920 and cell phone payments of $900 for Mr. Harper.
[8]	Represents employer matches under 401(k) plan.
[9]	Includes country club initiation fee and dues of $18,230, moving expenses of $13,000 and 401(k) plan match of $2,260 for Mr. Grout.
[10]

Represents cash compensation earned by Mr. Sims under his Incentive Compensation Plan, which is based on a percentage of the net income of Greer Financial Services Corporation of which he is President.

[11]	Mr. Williams served as Executive Vice President and Chief Credit Officer of the Bank until October 2006.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Non-Equity Incentive Plan Awards (# of Units)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
					Threshold ($)	Target ($)		Maximum ($)
R. Dennis Hennett	1/01/06		19,750	(2)	—	12,245	(3)	—
	1/30/06	(4)	—		29,250	58,500		73,125
Kenneth M. Harper	1/30/06	(4)	—		27,000	54,000		67,500
J. Richard Medlock, Jr.	1/30/06	(4)	—		15,000	30,000		37,500
Victor K. Grout	1/30/06	(4)	—		16,875	33,750		42,188
Roger S. Sims	1/01/06	(5)	—		—	55,000	(6)	—

[1]

This column represents the possible payouts to each of the named executive officers resulting from the grant of an award pursuant to incentive compensation plans, subject to the achievement of the pre-established performance goals discussed in “Compensation Discussion and Analysis” above. Actual amounts earned by the named executive officers are set forth under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

[2]

Represents additional units of phantom stock granted under our Stock Appreciation Rights Agreement for Mr. Hennett as a result of the Company exceeding a certain return on equity measure for the year ended December 31, 2005. This return on equity measure was also exceeded for the year ended December 31, 2006, and pursuant to the agreement Mr. Hennett was granted an additional 19,750 units of phantom stock on January 1, 2007.

[3]

Represents an estimated amount of potential compensation for the grant based on the increase in our book value per share (as defined in the Stock Appreciation Rights Agreement) during 2005. Actual compensation accrued during 2006 for the grant, which is reflected in the “Summary Compensation Table” as part of the accrued compensation on all of Mr. Hennett’s units of phantom stock, was $9,209.

[4]	Represents potential cash awards under our Incentive Compensation Plan. The grant date is when participating executives were informed of the plan. Details of the plan were confirmed in July 2006.
[5]	Represents potential payouts under Mr. Sim’s Incentive Compensation Plan based on a percentage of the net income of Greer Financial Services Corporation of which he is President.
[6]	Represents an estimated amount of potential compensation for the grant based on earnings under the plan by Mr. Sims in 2005.

The factors and processes the human resources/compensation committee of our Board utilized in determining the compensation reflected in the “Summary Compensation Table” and Grants of Plan-based Awards above are set forth in “Compensation Discussion and Analysis.” In the “Summary Compensation Table,” non-equity incentive plan compensation for Mr. Hennett reflects earnings under a Stock Appreciation Rights Agreement initiated in January 2004. The agreement, which rewards Mr. Hennett for increases in our book value and return on equity, is described in more detail under “Other Compensation Plans—Stock

Appreciation Rights Agreement.” Otherwise, non-equity incentive plan compensation in the “Summary Compensation Table” reflects awards to Messrs. Hennett, Harper, Medlock and Grout of performance awards under our Incentive Compensation Plan. The details and operation of this plan are discussed under “Compensation Disclosure and Analysis” above. This plan awards our named executive officers for the attainment of certain financial and other goals. The plan replaces for the most part the granting of discretionary bonuses to our named executive officers.

Actual earnings under non-equity incentive plan awards for our named executive officers are presented in the “Summary Compensation Table.” Estimates of potential payouts under the awards under our various plans applicable to the named executive officers are presented in the “Grants of Plan-Based Awards” table. The estimates should be viewed from the date of grant of the awards, in all cases at or near the beginning of the 2006 fiscal year over which the performance benefits would be earned.

Mr. Sims, as President of Greer Financial Corporation, through which the Bank provides customers access to non-bank investments, participates in a separate cash incentive plan based on the net income of his subsidiary. This is also discussed under “Compensation Discussion and Analysis” above.

The pension compensation disclosed in the “Summary Compensation Table” relates to Salary Continuation Agreements in place for a number of our named executive officers. These plans are discussed in more detail under “Pensions and Deferred Compensation—Pension Benefits: Salary Continuation Agreements.” Two of our named executive officers, Messrs. Hennett and Harper, also participate in a non-qualified deferred compensation plan we provide to our directors. This plan is discussed under “Director Compensation—Directors’ Deferred Compensation Plan.”

No stock options were granted nor any other equity awards made to our named executive officers during 2006.

We have entered into employment agreements with Mr. Hennett and Mr. Harper. These provide generally for the employment by the Company of these executives, as well as certain benefits. These are discussed in more detail below under “Employment Agreements with our Executive Officers.” We have no other employment agreements with our executive officers.

Stock Options

Outstanding Stock Options

The following table presents information regarding stock options previously granted to our named executive officers and outstanding at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (1)	Option Expiration Date
R. Dennis Hennett	1,050	1,200	(2)	9.58	06/02/2008
	15,000	—		27.50	11/17/2015
Kenneth M. Harper	20,000	30,000	(3)	15.50	09/23/2014
	1,000	—		27.50	11/17/2015
J. Richard Medlock, Jr.	1,101	600	(4)	9.58	06/02/2008
	925	2,625	(5)	18.67	10/01/2013
	2,000	3,000	(6)	15.50	09/23/2014
	3,700	—		27.50	11/17/2015
Victor K. Grout	1,000	4,000	(7)	25.00	07/11/2015
E. Pierce Williams, Jr.	950	2,250	(8)	18.00	09/28/2012
	1,650	3,000	(9)	15.50	09/23/2014
	1,700	—		27.50	11/17/2015
Roger S. Sims	825	1,500	(10)	15.57	03/23/2010
	2,000	3,000	(11)	15.50	09/23/2014
	1,500	—		27.50	11/17/2015

[1]	Exercise prices presented have been adjusted as applicable to reflect stock splits occurring subsequent to the date of grant.
[2]	Stock option vests 600 shares on June 2, 2007 and 2008.
[3]	Stock option vests 10,000 shares on September 23, 2007, 2008 and 2009.
[4]	Stock option vests 300 shares on June 2, 2007 and 2008.
[5]	Stock option vests 375 shares per year for seven years beginning October 1, 2007.
[6]	Stock option vests 1,000 shares per year for three years beginning September 23, 2007.
[7]	Stock option vests 1,000 shares per year for four years beginning July 11, 2007.
[8]	Stock option vests 375 shares per year for six years beginning September 28, 2007.
[9]	Stock option vests 1,000 shares per year for three years beginning September 23, 2007.
[10]	Stock option vests 375 shares per year for four years beginning March 23, 2007.
[11]	Stock option vests 1,000 shares per year for three years beginning September 23, 2007.

Option Exercises

The following table sets forth information with respect to each of the named executive officers concerning the exercise of stock options during the fiscal year ended December 31, 2006.

OPTION EXERCISES

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)(1)
R. Dennis Hennett	150	1,938
J. Richard Medlock, Jr.	400	4,259
E. Pierce Williams, Jr.	100	600

[1]	Value realized is calculated based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

Pensions and Deferred Compensation

Pension Benefits: Salary Continuation Agreements

The following table shows the present value of accumulated benefits payable to each of the named executive officers under the Salary Continuation Agreements for each. The accumulated benefit value is based upon the benefit that is payable upon each executive’s normal retirement age (65).

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. Dennis Hennett	Salary Continuation Plan	9	343,313	—
Kenneth M. Harper	Salary Continuation Plan	2	15,233	—
J. Richard Medlock, Jr.	Salary Continuation Plan	8	65,030	—
E. Pierce Williams, Jr.	Salary Continuation Plan	6	42,298	—

Our Salary Continuation Agreements, which are also discussed in “Compensation Discussion and Analysis,” are intended to provide the participating named executive officers a retirement benefit in addition to participation in our 401(k) Plan. Participating executive officers receive the monthly benefits, presented below, for 180 consecutive calendar months. The benefit begins with the first month following the executive’s termination of employment after his “normal retirement date.” “Normal retirement date” is defined as being the date upon which the executive attains 65 years of age. The plan is substantially funded by whole life policies owned by the Company.

Monthly benefits that would be payable to the participating named executive officers are as follows:

Name	Monthly Retirement Benefit
R. Dennis Hennett	$3,333.33
Kenneth M. Harper	4,166.67
J. Richard Medlock, Jr.	1,666.67
E. Pierce Williams, Jr.	1,666.67

Nonqualified Deferred Compensation

The following table lists information regarding compensation deferred by named executives in 2006 under our Directors’ Deferred Compensation Plan. Included are the amount of earnings on aggregate compensation deferred and the balance in each named executive’s deferred compensation account.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings In Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R. Dennis Hennett	18,000	—	8,989	—	92,771
Kenneth M. Harper	18,000	—	1,095	—	19,095

[1]	These amounts are included in “Salary” for the named executive officers in the “Summary Compensation Table.”
[2]	These amounts are included under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for each named executive officer in the “Summary Compensation Table.”

The directors’ deferred compensation plan and the related benefits are described in more detail under “Compensation of Directors—Directors’ Deferred Compensation Plan.”

Potential Payments on Termination or Change in Control

The following table lists information regarding compensation that would be paid to named executives had their employment terminated on December 31, 2006 (whether prior to or after a change of control) or had a change of control occurred absent termination.

Executive Benefits and Payment Upon Separation	Before Change in Control Termination w/o Cause or Good Reason on 12/31/06 (a)	After Change in Control Termination w/o Cause or Good Reason on 12/31/06 (b)	Voluntary Termination on 12/31/06 (c)	Death on 12/31/06 (d)	Disability on 12/31/06 (e)	Change of Control Only on 12/31/06 (f)
R. Dennis Hennett
CEO
Compensation:
Stock Options (1)	—	—	—	—	—	$32,445
Benefits & Perquisites:
Salary Continuation Agreement (2)	$540,000	$348,802	$540,000	$600,000	$540,000	—
Stock Appreciation Rights (3)	$54,886	$373,017	$54,886	$54,886	$54,886	—

Kenneth M. Harper
President
Compensation:
Stock Options (1)	—	—	—	—	—	$425,000
Cash Compensation (4)	—	$547,170	—	—	—	—
Benefits & Perquisites:
Salary Continuation Agreement (2)	$100,000	$488,483	$100,000	$750,000	$100,000	—

J. Richard Medlock, Jr.
CFO
Compensation:
Stock Options (1)	—	—	—	—	—	$85,950
Benefits & Perquisites:
Salary Continuation Agreement (2)	$240,000	$174,401	$240,000	$300,000	$240,000	—

Roger S. Sims
President—GFSC
Compensation:
Stock Options (1)	—	—	—	—	—	$62,100

Executive Benefits and Payment Upon Separation	Before Change in Control Termination w/o Cause or Good Reason on 12/31/06 (a)	After Change in Control Termination w/o Cause or Good Reason on 12/31/06 (b)	Voluntary Termination on 12/31/06 (c)	Death on 12/31/06 (d)	Disability on 12/31/06 (e)	Change of Control Only on 12/31/06 (f)
E. Pierce Williams, Jr.
Sr. Commercial Lender
Compensation:
Stock Options (1)	—	—	—	—	—	$58,125
Benefits & Perquisites:
Salary Continuation Agreement (2)	$150,000	$174,401	$150,000	$300,000	$150,000	—

[1]	This amount is the intrinsic value of unexercised stock options, which immediately vest upon a change in control of the Company.
[2]

The amounts in columns (a), (c), (d) and (e) represent the total amount to be paid out over 15 years, beginning at normal retirement age (65). The terms of the Salary Continuation Agreements are set forth above in “Retirement Plans.”

[3]

The amount in columns (a), (c), (d) and (e) is the amount accrued in Mr. Hennett’s stock appreciation rights account as of 12/31/06. The terms of Mr. Hennett’s Stock Appreciation Rights Agreement are set forth below in “Other Compensation Plans—Stock Appreciation Rights Agreement.”

[4]

The cash payout provided in Mr. Harper’s Employment Agreement, which stipulates that if within one year following a change of control of the Company Mr. Harper voluntarily terminates his employment or is terminated without cause, the Company will pay him cash compensation in an amount equal to his W-2 compensation for the calendar year immediately preceding his termination of employment, multiplied by a factor of 2.99. The terms of Mr. Harper Employment Agreement are set forth below in “Employment Agreements with our Executive Officers.”

Two of our named executive officers, R. Dennis Hennett and Kenneth M. Harper, are also directors and therefore participate in our Directors’ Deferred Compensation Plan. Pursuant to the terms of this plan, upon termination of the plan within 30 days before or 12 months after a change in control, the Company may elect to accelerate distributions to participants by making them in a lump sum payment no later than 12 months following termination. Information regarding the amount in Mr. Hennett’s and Mr. Harper’s deferred compensation accounts is provided in the table above under “Nonqualified Deferred Compensation.” The terms of the Directors’ Deferred Compensation Plan are set forth in “Director Compensation—Directors’ Deferred Compensation Plan.”

Other Compensation Plans

Stock Appreciation Rights Agreement

On July 13, 2004, we entered into a Stock Appreciation Rights Agreement with R. Dennis Hennett, which we refer to as the “SAR.” Under the SAR, Mr. Hennett was granted certain rights to participate in the increase in the book value of our common stock. The SAR had an effective date of January 1, 2004.

The SAR provides that we establish a Stock Appreciation Rights Account (the “Account”) on our books. The Account is not and will not be funded by the Company, and is used only as a measuring tool to determine the benefits to which Mr. Hennett is entitled. Neither the SAR nor the Account involves the purchase, sale or issuance of any stock or any rights with respect to stock. All benefits payable to Mr. Hennett will be paid by the Company in cash. The benefits are calculated based upon the number of shares of “Phantom Stock” credited to the Account. Phantom Stock represents a hypothetical number of shares of our common stock awarded to Mr. Hennett and credited to the Account. The number of shares of Phantom Stock credited to the Account is tied to the appreciation in the book value of our common stock.

The Account was credited with an initial award of 19,750 shares of Phantom Stock, as adjusted for the three-to-two stock split on March 1, 2004. The shares of Phantom Stock credited to the Account as of January 1, 2004 were given an initial price per share of $7.68, also as adjusted for the March stock split.

So long as Mr. Hennett is still employed and we achieve a minimum of 12% return on equity for the immediately preceding year, additional shares of Phantom Stock will be credited to the Account, all adjusted for the March stock split, of 19,750 shares each year from January 1, 2005 through January 1, 2008. No Phantom Stock credits to the Account will be made for a year if the return on equity threshold is not reached. No Phantom Stock credits will be made to the Account after January 1, 2008.

On December 31st of each year, and prior to payment of any benefits, the value of the Account will be determined by totaling the value of all shares of Phantom Stock credited to the Account. The value of each share of Phantom Stock will be the amount (if any) by which the current price per share exceeds such share of the Phantom Stock’s initial price per share. The initial price per share is defined as the book value per share on the first day of the year for which a Phantom Stock award is credited to the Account (with the exception of the initial award, which was given an initial price per share of $7.68). The current price per share is defined as the book value per share at the date of valuation. Book value per share is defined as the total shareholders’ equity as it appears on our consolidated balance sheet (excluding unrealized gains or losses in our investment portfolio) plus any cash dividends paid to shareholders after the effective date of the SAR, divided by the total number of shares of our common stock. The current price per share will never be less than the initial price per share.

Lifetime Benefits

Upon the termination of Mr. Hennett’s employment on or after normal retirement age (defined as December 31st of the year in which he reaches the age of 65 years and 10 months) other than because of death, the benefit payable to Mr. Hennett would be the value of the Account determined as of the retirement date. This benefit would be payable in 180 equal consecutive monthly installments, including interest at an annual rate of 7%, compounded monthly, commencing on the first day of the month following the date of retirement.

If Mr. Hennett’s employment is terminated prior to normal retirement age and a change of control (and other than by death or disability), the benefit payable to Mr. Hennett would be the value of the vested Account as of the date of termination. For the purpose of calculating this benefit, 25% of the Account vests at the end of each of the first four years (2004 through 2007). This benefit would be payable in 180 equal consecutive monthly installments, including interest at an annual rate of 7%, compounded monthly, commencing on the first day of the month following Mr. Hennett’s normal retirement age.

If Mr. Hennett’s employment is terminated due to disability prior to his normal retirement age and a change of control, the benefit payable to Mr. Hennett would be the value of the Account as of the date of termination, payable in 180 equal consecutive monthly installments, including interest at an annual rate of 7%, compounded monthly, commencing no later than the 91st day following the date of termination.

If Mr. Hennett’s employment is terminated prior to his normal retirement age and upon a change of control, the benefit payable to Mr. Hennett would be the greater of the value of the Account on the day immediately prior to the change of control or $373,017. The benefit is payable in 180 equal consecutive monthly installments, including interest at an annual rate of 7%, compounded monthly, commencing no later than the 91st day following the date of termination. Change of control is defined as (1) the acquisition within a twelve month period of an aggregate of 50% or more of our then outstanding securities; (2) consummation of merger, sale, acquisition or liquidation of all or substantially all of our assets or outstanding stock; or (3) the occurrence of any other event that our Board determines affects control of the Company, as evidenced by an adopted resolution to that effect.

Death Benefits

If Mr. Hennett dies while employed with the Company and prior to a change of control, the benefit payable would be the value of the Account on the date of death, payable in 180 equal consecutive monthly installments, including interest at an annual rate of 7%, compounded monthly, commencing within 90 days following the date of death.

If Mr. Hennett dies after payments have commenced under the SAR but before all payments have been received, we will pay the remaining benefits to his beneficiary at the same time and in the same amounts as they would have been paid had he survived. If Mr. Hennett dies after termination of employment but prior to commencement of benefit payments, we will pay the same benefits to his beneficiary to which he would have been entitled prior to death, except that payments will commence within 90 days following the date of death.

Other Provisions

If we terminate Mr. Hennett’s employment due to gross negligence or gross neglect of duties prior to a change of control; conviction of a felony; or fraud, disloyalty or willful violation of law or material Company policy, then all rights to the benefits in the SAR will be forfeited.

The SAR contains a covenant providing that Mr. Hennett will not compete with us while employed or while he is receiving any benefit under the SAR. If Mr. Hennett violates the covenant, he will forfeit all benefits.

If the SAR is terminated, then we will pay the vested benefit to Mr. Hennett in 180 consecutive monthly installments, including interest at an annual rate of 7%, commencing within 60 days of termination.

The SAR is an unfunded arrangement, and Mr. Hennett and any beneficiary are general unsecured creditors of the Company for payment of benefits. Any insurance on Mr. Hennett’s life that we may obtain in connection with the SAR is a general asset of the Company to which Mr. Hennett and any beneficiary will have no preferred or secured claim.

On February 22, 2007, the SAR was amended with the purpose of attempting to ensure compliance with Section 409A of the Internal Revenue Code, as amended (including regulations, “Section 209A”). The amendments, which were made effective as of January 1, 2005, included the following:

•

Revises the definitions of “termination of employment” and “change of control” to comply with those definitions used in Section 409A. Under Section 409A’s definition, one of three events (or a combination thereof) will constitute a change of control:

¡	Change in the ownership of the Company: Occurs on date that any one person or entity acquires ownership of more than 50% of the total fair market value or total voting power of the Company’s stock.

¡

Change in the effective control of the Company: Occurs only on the date that either (i) any one person or group acquires during a twelve-month period ownership of 35% or more of the total voting power of the Company’s stock; or (ii) a majority of members of the Company’s Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board prior to the date of the appointment or election; or

¡

Change in the ownership of a substantial portion of the assets of the Company: Occurs on the date that any one person or group acquires (or has acquired during the preceding twelve months) Company assets that have a total gross fair market value of 40% or more of the total gross fair market value of all of the Company’s assets.

•	Provides that the deadline for commencing payment of benefits is 30 days of the event triggering payment.

•

Allows us to make distributions to Mr. Hennett if any portion of his Account is includable in his income as a result of the SAR’s failure to comply with the requirements of Section 409A, to the extent such tax liability can be covered by his vested Account.

•

Restricts the circumstances under which benefits may be distributed to Mr. Hennett upon termination of the SAR. Except in the described circumstances, benefits are no longer payable upon the SAR’s termination.

•

Requires the Company to withhold any taxes that are required to be withheld from the benefits provided under the SAR, including, but not limited to, taxes owed under Section 409A. The Company must satisfy all applicable reporting requirements, including those required under Section 409A.

•

Adds deadlines for the filing of certain claims for benefits, and contains a prohibition on the distribution of benefits if Mr. Hennett is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

SAR Grants in Last Fiscal Year

The table above, “Grants of Plan-Based Awards,” sets forth certain information concerning the Phantom Stock or SAR’s granted to Mr. Hennett and the potential realizable value of such grants.

2005 Equity Incentive Plan

On September 23, 2004, our Board of Directors approved the Greer State Bank 2005 Equity Incentive Plan, which we refer to as the “Equity Incentive Plan.” The terms of the Equity Incentive Plan were presented to and approved by our shareholders at our annual meeting of shareholders in April 2005. It was established to help recruit and retain officers, directors, and employees by allowing them to benefit from increases in the value of our common stock. The Board has the authority to determine which persons eligible under the Equity Incentive Plan receive stock awards, as well as the number and type of such awards. Options granted may be subject to such terms, conditions, or vesting periods as the Board deems appropriate.

The common stock that may be issued pursuant to stock awards under the Equity Incentive Plan was initially limited to 250,000 (subject to adjustment due to certain recapitalizations, dissolution, liquidation, or other corporate events), but that number is subject to an automatic annual increase. Beginning with our 2006 annual meeting of stockholders and continuing for the next eight annual meetings, the number of shares available for issuance will be automatically increased by a number of shares equal to the least of (a) 2% of the diluted shares outstanding, (b) 20,000 shares of common stock, and (c) such lesser number of shares as determined by the Board. “Diluted shares outstanding” means the sum of (i) the number of shares of our common stock outstanding on the date of the particular annual meeting, (ii) the number of shares issuable on such date assuming the conversion of all outstanding preferred stock and convertible notes, and (iii) the additional number of dilutive common stock equivalent shares outstanding as the result of any options or warrants outstanding during the fiscal year, calculated using the treasury stock method.

Incentive stock options may be granted only to Company employees, while option awards other than incentive stock options (i.e. nonstatutory options) may be made to employees, directors, and certain consultants. Any 10% stockholder cannot receive an incentive stock option unless its exercise price is at least 110% of the fair market value of the common stock subject to the option on the date of the grant, and unless the option is limited to an exercise date of five years after the date of grant. No employee can receive options covering more than 100,000 shares of common stock during any calendar year. Moreover, consultants are not eligible to receive a grant unless the Bank has complied with certain provisions of applicable securities laws.

Generally, incentive stock options may not be exercised more than ten years after the date of grant. Prior to the amendments discussed below, the exercise price for an incentive stock option could not be less than 100% of the fair market value of the common stock subject to the option on the date of the grant (unless the option was assuming or being substituted for another previously granted option). The exercise price for a nonstatutory stock option could not be less than 85% of the fair market value of the common stock subject to the option on the date of the grant (unless the option was assuming or being substituted for another previously granted option). Other than in connection with a corporate recapitalization, the option price may not be reduced after the date of the grant. Further, to the extent that the aggregate fair market value (determined at the time of grant) of common stock with respect to which incentive stock options are exercisable for the first time by any option holder during any calendar year exceeds $100,000, the options (or portions thereof) which exceed such limit will be treated as nonstatutory stock options.

If the employment of an option holder terminates other than because of death or disability, he or she may exercise any outstanding option (to the extent entitled to exercise the option as of the date of termination) only until the earlier of three months after termination or expiration of the option. If an option holder’s employment terminates because of disability, he or she may exercise any outstanding option (to the extent entitled to exercise the option as of the date of termination) only until the earlier of twelve months after termination or expiration of the option. If an option holder’s employment terminates because of death or if the holder dies while holding a right to exercise an option, his or her estate may exercise the outstanding option (to the extent entitled to exercise the option as of the date of death) only until the earlier of eighteen months after the date of death or expiration of the option. In each case, if the option holder or the option holder’s estate does not exercise the option within the applicable period, the option will terminate.

The Board may suspend or terminate the Equity Incentive Plan at any time. Unless sooner terminated, the Equity Incentive Plan will terminate on September 22, 2014.

On February 22, 2007, the Board approved amendments to the Equity Incentive Plan. The amendments, having an effective date of January 1, 2005, were made in an attempt to ensure that the Equity Incentive Plan would comply with the provisions of Section 409A. These changes included the following:

•

Amended the definition of “fair market value” of our common stock in cases where the common stock is not traded on an established stock exchange. Prior to amendment, the definition required only that the fair market value be determined in good faith by our Board. The amendment adds a requirement that such determination by the Board of Directors be made in a manner acceptable for determining fair market value under Section 409A.

•

Provides that the exercise price of each non-statutory stock option shall not be less than 100% of the fair market value of our common stock on the date the option is granted. Prior to amendment, as noted above, the exercise price of non-statutory stock options could not be less than 85% of the fair market value of our common stock on the date the option is granted.

Employment Agreements With Our Executive Officers

Employment Agreement with R. Dennis Hennett

On January 2, 1989, we entered into an agreement with R. Dennis Hennett to establish the terms of his employment, which we refer to as the “Hennett Employment Agreement.” At the time, Mr. Hennett was employed as the Company’s President. On July of 2004, Mr. Hennett ceased acting as President and became the Company’s Chief Executive Officer. Other than this change in position, his terms of employment have remained the same.

In exchange for Mr. Hennett’s services and best efforts on our behalf, we agreed to provide him the following compensation and fringe benefits:

•	A base salary, payable in monthly installments, which amount may be increased from time to time by written agreement;

•	An annual bonus of between 0% and 50% of base salary, as our Board of Directors, in its sole discretion, deems appropriate;

•	A private disability insurance policy;

•	Medical insurance under a group medical plan;

•	Term life insurance equal to two times base salary;

•	An option to purchase 10,000 shares of our common stock pursuant to the terms and provisions of the Company’s Employee Incentive Stock Option Plan adopted October 27, 1988;

•	A monthly allowance for the use of Mr. Hennett’s automobile for business purposes;

•	Payment of costs and fees associated with Mr. Hennett’s membership in local civic clubs, as well as membership in certain professional and/or banking associations as approved by the Company; and

•	Three weeks of paid time off each year for vacation or illness.

Information on the specific amounts of compensation paid to Mr. Hennett during 2006 is available in the “Summary Compensation Table.”

Mr. Hennett is an “at will” employee, serving at the sole pleasure of our Board of Directors. Our Board has the absolute right to terminate Mr. Hennett’s employment at any time, for any reason or for no reason, by giving him six (6) months’ prior written notice. At the discretion of our Board, Mr. Hennett can be required to work for six months after such notice of termination or his employment relationship can be severed immediately, in which case Mr. Hennett would be paid his base salary along with appropriate fringe benefits for six months. Mr. Hennett’s employment terminates immediately upon his death, at which point our only obligation is to pay base salary earned for actual services rendered prior to the date of death.

The Hennett Employment Agreement also includes a limited covenant not to compete that is to be effective for one year after the termination of Mr. Hennett’s employment. Finally, Mr. Hennett has agreed not to disclose certain confidential information of the Company’s, whether during or after his employment.

We anticipate that amendments will be made in the near future to the Hennett Employment Agreement, the purpose of which will be to attempt to ensure that the payment of compensation to Mr. Hennett will not constitute a deferral of compensation that would make the Hennett Employment Agreement subject to Section 409A of the Internal Revenue Code, as amended. These amendments are expected to (1) require any annual bonus we elect to give Mr. Hennett be paid within 60 days of the end of the year for which the bonus was awarded; and (2) limit the post-termination compensation paid to Mr. Hennett.

Employment Agreement of Kenneth M. Harper

On September 8, 2004, the Bank entered into an agreement, effective July 7, 2004, with Kenneth M. Harper to establish the terms of his employment as the Company’s President. We refer to this agreement as the “Harper Employment Agreement.” In exchange for Mr. Harper’s services and best efforts on our behalf, we agreed to provide him the following compensation and fringe benefits:

•	One-time signing bonus of 200 shares of our common stock;

•	Base salary, payable in monthly installments or more frequently as we may determine, which amount may be increased from time to time by written agreement;

•

Incentive compensation equal to 11% of his base salary from the prior year for each five (5) basis points that our return on average assets (excluding gains or losses in our investment portfolio or sale of assets) exceeds 1.10% for the preceding calendar year, up to a maximum of 33% of his base salary for the prior year (so long as Mr. Harper is employed on the last day of the applicable calendar year);

•	Participation in our group term life insurance program, the health insurance program, the disability insurance program, the qualified retirement plan, and the long-term care plan;

•	Payment of dues at Thornblade Country Club;

•	Automobile allowance;

•	Cell phone allowance;

•	Annual dues for one local civic club mutually agreed upon by the parties;

•	One annual physical examination;

•	Twenty days of paid vacation; and

•	Up to ninety days of paid sick leave.

Information on the specific amounts of compensation paid to Mr. Harper during 2006 is available in the “Summary Compensation Table.”

We also agreed to provide Mr. Harper with an option to purchase 50,000 shares of its common stock pursuant to the terms of an applicable incentive stock option plan. We further agreed to enter into a salary continuation agreement.

Mr. Harper’s employment may be terminated either by him or by the Company, for any reason or for no reason, upon 180 days’ prior written notice to the other party. Moreover, we have the right to immediately terminate Mr. Harper’s employment for cause (defined as theft or embezzlement from the Company; willful misconduct; knowingly falsifying substantive Company records; breach of fiduciary duty; fraud committed against the Company; violation of any law, rule or regulation other than minor traffic violations; unethical business practices; misappropriation of Company assets; conviction of a felony or a misdemeanor involving moral turpitude; and any material breach of the Harper Employment Agreement). The Harper Employment Agreement will terminate automatically upon Mr. Harper’s death. Upon termination, no compensation will be due or payable to Mr. Harper for any period following the date of termination.

If Mr. Harper voluntarily terminates his employment or is terminated without cause within one year of a change of control, he will fully vest in his salary continuation plan. In addition, Mr. Harper will be entitled to receive either a cash payment of 2.999 times his W-2 compensation from the prior year, not to exceed $500,000, or full vesting of his incentive stock options. “Change of control” is defined as (1) the acquisition within a twelve month period of an aggregate of 50% or more of our then outstanding common stock; (2) consummation of merger, sale, acquisition or liquidation of all or substantially all of our assets or outstanding stock; or (3) the occurrence of any other event that our Board determines affects our control, as evidenced by an adopted resolution to that effect.

Mr. Harper also agreed to limited non-solicitation and non-competition covenants, each of which is to be effective for one (1) year after his termination of employment. Finally, Mr. Harper has agreed not to disclose certain confidential information of the Company, whether during or after his employment.

On February 22, 2007, we amended the terms of the Harper Employment Agreement, with the amendments effective as of January 1, 2005. The purpose of these was to attempt to ensure that payment of compensation to Mr. Harper would not constitute a deferral of compensation that would make the Harper Employment Agreement subject to the provisions of Section 409A of the Internal Revenue Code. The amendments included the following changes:

•	Revision of the time period by which we are required to pay incentive compensation to Mr. Harper from 90 days to 70 days of the end of a qualifying calendar year.

•

Addition of a requirement that any payment made to Mr. Harper resulting from termination within one year of a change of control be made within 40 days of Mr. Harper’s election as to the form of payment.

•

Removal of a limitation on the amount that Mr. Harper may elect to receive as a cash payment upon termination of employment after a change of control. Prior to the amendments, Mr. Harper could elect to receive a cash payment equal to his W-2 compensation for the calendar year immediately prior to his termination of employment, multiplied by 2.999, but such payment could not exceed $500,000.00. The amendments deleted the monetary cap.

Because the Bank’s return on average assets did not exceed the 1.10% benchmark in 2006, Mr. Harper would not have been entitled to incentive compensation under the terms of his employment agreement. However, he participated in our Incentive Compensation Plan and earned cash performance payments, as discussed under “Compensation Discussion and Analysis.” The amount paid is presented in the “Summary Compensation Table.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 10, 2006 information with respect to the common stock owned beneficially by each of the directors and nominees individually, by the named executive officers, by all directors and executive officers of the Company as a group, and by each person known to us to hold at least 5% of the Company’s common stock. The address of each person or group is 1111 West Poinsett Street, Greer, South Carolina 29650, unless otherwise specified.

Name	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Class (3)
Walter M. Burch	57,639		2.3%
Paul D. Lister	120,933	(4)	4.9%
C. Don Wall	135,002	(5)	5.5%
Theron C. Smith, III	10,620	(6)	*
Gary M. Griffin	47,889	(7)	1.9%
R. Dennis Hennett	18,977		*
David M. Rogers	14,916	(8)	*
Mark S. Ashmore	6,667		*
Harold K. James	50,940	(9)	2.1%
Kenneth M. Harper	22,025		*
Steven M. Bateman	1,900		*
Raj K. S. Dhillon	500		*
J. Richard Medlock., Jr.	15,541		*
E. Pierce Williams, Jr.	8,950		*
Victor K. Grout	9,509		*
Roger C. Sims	8,009		*
All Directors/Executive Officers as a Group (16 persons)	530,017		21.4%

*	Less than 1%.
[1]

Under the rules of the Securities Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose of or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our stock beneficially owned, and no such shares are pledged as security.

[2]

Amounts disclosed include shares that may be acquired within the next 60 days by exercising vested stock options, as follows: Mr. Burch – 1,500; Mr. Lister – 1,500; Mr. Wall – 9,000; Mr. Smith – 9,000; Mr. Griffin – 10,500; Mr. Hennett – 16,050; Mr. Rogers – 6,000; Mr. Ashmore – 1,500; Mr. James – 12,000; Mr. Harper – 21,000; Mr. Medlock – 7,726; Mr. Grout – 1,000; Mr. Sims – 4,325; and Mr. Williams – 4,200; and all directors and executive officers as a group, 105,301.

[3]

The calculation is based on 2,472,671 shares of common stock, which is the actual number of shares outstanding as of February 28, 2007. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, percentages of total outstanding shares have been computed on the assumption that shares of common stock that can be acquired within 60 days upon the exercise of options by a given person or group are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

[4]	Includes 25,846 shares owned by Mr. Lister’s spouse.
[5]	Includes 58,540 shares owned by Mr. Wall’s spouse, 59,866 shares owned by companies of which Mr. Wall is majority owner and 18,708 shares owned by Mr. Wall’s mother, for whom he has power of attorney.
[6]	Includes 385 shares owned by Mr. Smith’s son.
[7]	Includes 3,021 shares owned by Mr. Griffin’s spouse, 11,894 shares owned by Mr. Griffin’s children and 7,990 shares owned by a trust for which he is custodian.
[8]	Includes 2,040 shares owned by Mr. Rogers’ daughter.
[9]	Includes 23,380 shares owned by a company in which Mr. James has an ownership interest and 271 shares owned by Mr. James’ spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with Related Parties

General

Carter, Smith, Merriam, Rogers & Traxler, P.A. provided professional legal services to the Company in 2006. David M. Rogers, a member of the Board of Directors, is an attorney with the Carter, Smith, Merriam, Rogers & Traxler, P.A. law firm. The legal services provided to the Company were at prices and on terms comparable to those provided to the firm’s other clients.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with officers, directors, shareholders, and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. Such loans have not involved more than normal risks of collectability, nor have they presented any other unfavorable features.

Some of the Company’s directors and officers are at present, as in the past, customers of the Bank, and the Company has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectability or present other unfavorable features.

Related Party Transactions

Harold James serves as one of our directors. He is also vice president and broker-in-charge of the James Agency, a local insurance and real estate company. In April 2006, his firm served as a broker in a transaction in which the Bank purchased certain real estate for a future location for a new bank facility. The James Agency was retained by Citizens Building & Loan Association to list the property for sale. The Bank purchased the property for $560,000, and the James Agency received a commission from the sale of $44,800. We believe that such commission is customary for comparable transactions in the Greer real estate marketplace.

Policies and Procedures

Our director and senior officer code of ethics is intended to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interests between the Company and its directors, its executives and their family members. The code specifically requires that directors and executive officers fully divulge to our Board their involvement as a borrower, directly or indirectly, with any loans made by the Bank. If a director or officer will directly or indirectly benefit from the loan, specifics of his or her involvement in the loan must be submitted in writing to the Board for approval in advance of any loan being made. Although not required by the code, other transactions potentially involving a conflict of interest between the Company and a director, executive officer or family member are typically disclosed by such persons to the Board. However, we do not have a specific policy, except as otherwise outlined above, requiring prior approval of conflict of interest transactions, including the type of policy contemplated by Item 404(b) of Regulation S-K. The Board intends to consider the adoption of such a policy in 2007.

As disclosed above, the real estate and insurance agency of Harold James, one of our directors, acted as the broker in a purchase of real estate by the Bank in 2006. Although, as discussed immediately above, we do not have a formal conflict of interest approval policy in place, the real estate transaction was approved by our Board. Mr. James’ involvement in the transaction was disclosed to the Board, and he abstained from voting on the transaction.

Legal Proceedings

There are no legal proceedings to which any of the Company’s directors or executive officers, or any of their affiliates, is a party that is adverse to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all executive officers and directors have made timely filings of Statements of Beneficial Ownership on Form 3, Form 4 and Form 5 during 2006, except the transactions listed below, for which a Form 4 was not filed within the required two days of the transaction.

•	Mr. Harper reported on March 14, 2007 the purchase of 275 shares on December 13, 2006.

•	Mr. Rogers reported on March 14, 2007 the gifting of 201 shares on December 23, 2005.

AUDIT INFORMATION

Auditing and Related Fees

The audit committee of the Board engages independent auditors and approves the amount to be paid for audit services, audit-related services, tax services and all other services. The Board approves an annual budget for professional audit fees that includes all fees paid to the independent auditors. Dixon Hughes PLLC was auditor of the Company’s financial statements for the years ended December 31, 2006 and 2005. The following table shows the fees paid or accrued for the audit and other services provided by Dixon Hughes PLLC for the fiscal years ended December 31, 2006 and 2005:

	Year Ended December 31, 2006	Year Ended December 31, 2005
Audit Fees	$61,800	$57,925
Audit Related Fees	3,087	3,320
Tax Fees	3,100	2,750
All Other Fees	7,500	—

Total	$75,487	$63,995

Audit Fees

This category includes aggregate fees billed and to be billed for professional services rendered by Dixon Hughes PLLC for the audit of the annual consolidated financial statements for the years ended December 31, 2006 and 2005 and for the limited reviews of the quarterly condensed consolidated financial statements included in the periodic reports filed with the SEC during 2006 and 2005.

Audit Related Fees

This category includes aggregate fees billed for audit related services. These services were primarily related to the adoption of a new accounting standard for stock-based compensation and the allowance for loan losses rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2006 and 2005.

Tax Fees

This category includes the aggregate fees billed for tax services rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2006 and 2005. These services consisted primarily of tax compliance.

All Other Fees

This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2006 and 2005. These other services included assistance provided for documentation of internal controls in anticipation of adoption of Section 404 of the Sarbanes-Oxley Act.

Pre-approved Services

The Company’s Audit Committee Charter stipulates that the audit committee will pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The audit committee may delegate its authority to pre-approve non-audit services to one or more designated audit committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full audit committee at the next subsequent meeting. In 2006, all audit related services, tax services and other services were pre-approved by the audit committee.

Auditor Independence

The audit committee of the Board believes that the non-audit services provided by Dixon Hughes PLLC are compatible with maintaining the auditor’s independence. None of the time devoted by Dixon Hughes PLLC on its engagement to audit the Company’s financial statements for the year ended December 31, 2006 is attributable to work performed by persons other than Dixon Hughes PLLC employees.

Attendance of 2006 Auditors at Annual Meeting

A representative of Dixon Hughes PLLC will be present at the Annual Meeting and will have the opportunity to make a statement. Such representative will be available to respond to appropriate questions that shareholders may have.

Selection of 2007 Auditor

As of the date of this proxy statement, the audit committee is in the process of evaluating proposals from Dixon Hughes PLLC and other CPA firms to perform the 2007 audit of the financial statements.

Report of the Audit Committee of the Board of Directors

The audit committee of the Board of Directors is responsible for providing independent oversight of the Company’s accounting functions and internal controls. Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee has reviewed the audited financial statements for the year ended December 31, 2006 and has discussed the audited financial statements with management. The audit committee has discussed with the Company’s independent accountants, Dixon Hughes PLLC, the matters required to be discussed by Statement on Auditing Standards No. 61 – Codification of Statements on Auditing Standards (having to do with accounting methods used in the financial statements). The audit committee has received written disclosures and the letter from Dixon Hughes PLLC required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the auditor’s independence), and has discussed with Dixon Hughes PLLC the accountants’ independence. Based on the above, the audit committee recommended to the Board that the audited financial statements be included in Greer Bancshares Incorporated’s Form 10-K for the fiscal year ended December 31, 2006 for the filing with the SEC.

The Audit Committee:

Theron C. Smith, III, Chairman	Mark S. Ashmore	Paul D. Lister	C. Don Wall

DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS

If shareholders wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2008 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 1, 2007. To ensure prompt receipt by the Company, the proposal should be sent by certified mail, return receipt requested. Proposals must also comply with SEC proxy rules relating to shareholder proposals in order to be included in the Company’s proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the Company’s proxy materials, must comply with the following requirements: proposals for director nominations must be delivered to the Company in accordance with the nomination guidelines which are discussed under “Governance of the Company—Committees of the Board.” Other proposals must be delivered between 60 and 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the shareholder notice must be delivered between 60 and 90 days prior to the annual meeting or within 10 days following the day on which public announcement of the date of the meeting is first made.

AVAILABLE FINANCIAL INFORMATION

The Company will provide free of charge to any shareholder of record as of March 16, 2007 and to each person to whom this Proxy Statement is delivered in connection with the Annual Meeting of Shareholders, upon written request of such shareholder or person, a copy of the Company’s Annual Report on Form 10-K, including financial statements and financial statement schedules (but excluding exhibits), filed with the Securities and Exchange Commission. Any such request should be directed to Greer Bancshares Incorporated, Post Office Box 1029, Greer, South Carolina 29652, Attention: J. Richard Medlock, Jr., Treasurer and Secretary.

Other Matters

We do not know of any other matters to be brought before the Annual Meeting of the Shareholders. However, if any other matters do properly come before the Annual Meeting of the Shareholders, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the persons voting the proxies.

By Order of the Board of Directors,

David M. Rogers
Greer, South Carolina	Chairman, Board of Directors
March 30, 2007	Greer Bancshares Incorporated

GREER BANCSHARES INCORPORATED

(864) 877-2000

1111 West Poinsett Street

Greer, South Carolina 29650

NOTICE OF

ANNUAL MEETING

OF

SHAREHOLDERS

PROXY STATEMENT

This Proxy is solicited on behalf of the Board of Directors of

GREER BANCSHARES INCORPORATED

The undersigned, hereby revoking all previous proxies, hereby appoints Gary M. Griffin, Harold K. James, and Mark S. Ashmore, and each or any of them, proxies for the undersigned with the power of substitution, to vote all shares of common stock of Greer Bancshares Incorporated, Greer, South Carolina (the “Company”), held of record by the undersigned on March 16, 2007 at the Company’s Annual Meeting to be held April 26, 2007, and at any adjournments thereof, upon the matter listed below, as more fully set forth in the Proxy Statement, and in their discretion upon such other business as may properly come before the Annual Meeting and matters which are incidental to the conduct of the meeting.

1) Election of two Directors for two year terms expiring at the 2009 Annual Meeting and election of four Directors for three year terms expiring at the 2010 Annual Meeting.

☐ FOR all nominees listed below (except as written on the line below)	☐ WITHHOLD authority for all nominees	☐ FOR All Except

Nominees to serve a term of two years:	Steven M. Bateman, Raj K. S. Dhillon
Nominees to serve a term of three years:	Walter M. Burch, Paul D. Lister, C. Don Wall and Theron C. Smith, III

NOTE: If you wish to withhold authority for any individual nominee, write that nominee’s name in the space below.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

This proxy may be revoked prior to its exercise. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE NOMINEES IN ITEM 1.

Dated:	, 2007

Signature of Shareholder

Signature of Shareholder

Your signature on this proxy should correspond with the name appearing on your stock certificate. When signing as a Personal Representative, Administrator, Trustee, Guardian, Attorney, etc., please indicate your full title. If stock is held jointly, each joint owner must sign.